UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Equinix, Inc.

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EQUINIX 2018 PROXY STATEMENT

EQUINIX

WHERE OPPORTUNITY CONNECTS

Equinix 2018 Proxy Statement

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Equinix, Inc., a Delaware corporation (“Equinix”). The meeting will be held at our headquarters, located at One Lagoon Drive, Redwood City, Calif., on Thursday, June 7, 2018, at 10:30 a.m. PDT, for the purposes of considering and voting on:

1.	Election of directors to the board of directors (the “Board”) to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2.	Approval, by a non-binding advisory vote, of the compensation of our named executive officers;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending Dec. 31, 2018;

4.	One stockholder proposal, related to proxy access reform, if properly presented at the Annual Meeting; and

5.	Such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached proxy statement.

Only stockholders of record at the close of business on April 13, 2018 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at our headquarters, during ordinary business hours, for the 10-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Peter Van Camp

Interim CEO and President

Executive Chairman

Redwood City, California

April 25, 2018

TO BE HELD

Thursday, June 7, 2018

LOCATION

Equinix Corporate Headquarters

One Lagoon Drive

Redwood City, CA 94065

+1.650.598.6000

ATTENDANCE

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope, or follow the instructions in “Additional Information” (page 46) to submit your proxy by telephone or on the internet. You may revoke your proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on June 7, 2018:

The proxy statement and annual report to stockholders on Form 10-K are available at: proxy.equinix.com

Equinix 2018 Proxy Statement • NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1

PROXY SUMMARY

This summary highlights some of the topics discussed in this proxy statement. It does not cover all of the information you should consider before voting, and you are encouraged to read the entire proxy statement before casting your vote.

General information

MEETING: Annual Meeting of Stockholders DATE: Thursday, June 7, 2018 TIME: 10:30 a.m. PDT LOCATION: Equinix Corporate Headquarters, One Lagoon Drive, Redwood City, CA 94065 RECORD DATE: April 13, 2018

STOCK SYMBOL: EQIX

EXCHANGE: NASDAQ

COMMON STOCK OUTSTANDING:

79,457,722 shares as of April 13, 2018

REGISTRAR & TRANSFER AGENT: Computershare

STATE OF INCORPORATION: Delaware

YEAR OF INCORPORATION: 1998

PUBLIC COMPANY SINCE: 2000

CORPORATE WEBSITE: Equinix.com INVESTOR RELATIONS WEBSITE: investor.equinix.com 2018 ANNUAL MEETING MATERIALS: proxy.equinix.com

Governance

DIRECTOR NOMINEES: 8

Thomas Bartlett (Independent Director)	Nanci Caldwell (Independent Director)

Gary Hromadko (Independent Director)	Scott Kriens (Independent Director)

William Luby (Independent Director)	Irving Lyons III (Independent Director)

Christopher Paisley (Lead Independent Director)	Peter Van Camp (Interim Chief Executive Officer and President; Executive Chairman)

DIRECTOR TERM: One year

DIRECTOR ELECTION STANDARD: Majority votes cast

BOARD MEETINGS IN 2017: 12

STANDING BOARD COMMITTEES (MEETINGS IN 2017): Audit (10), Compensation (4), Governance (4), Nominating (1), Real Estate (10)

SUPERMAJORITY VOTING REQUIREMENTS: No

STOCKHOLDER RIGHTS PLAN: No

STOCKHOLDER RIGHT TO CALL SPECIAL MEETINGS: Yes

STOCKHOLDER RIGHT TO ACT BY WRITTEN CONSENT: Yes

STOCKHOLDER PROXY ACCESS RIGHTS: Yes

CORPORATE GOVERNANCE MATERIALS:
governance.equinix.com

Equinix 2018 Proxy Statement • PROXY SUMMARY	2

Performance and compensation highlights

REVENUES ($M):	AFFO ($M)(1):	2015 - 2017 STOCK PRICE PERFORMANCE ($):

CEO 2017 COMPENSATION MIX(2):
2017 CEO: Stephen Smith (Age 61; CEO from 2007-Jan. 2018)
INTERIM CEO: Peter Van Camp (Age 62; interim CEO since Jan. 2018)
PERCENTAGE 2017 CEO INCENTIVE COMPENSATION AT RISK: 100% of Annual and 75% of Long Term
METRICS USED FOR INCENTIVE COMPENSATION: Revenues, AFFO, Total Stockholder Return
TAX GROSS-UPS: No
STOCK OWNERSHIP GUIDELINES: Yes
ANTI-HEDGING POLICY: Yes
RECOUPMENT POLICY: Yes
CEO PAY RATIO: 107:1

Items to be voted on and our Board’s recommendation

DIRECTORS: Election of directors	AUDIT: Ratification of independent registered public accountants

COMPENSATION: Advisory vote to approve named executive officer compensation	STOCKHOLDER PROPOSAL: Stockholder proposal related to proxy access reform

1.	Funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) are non-GAAP financial measures commonly used in the REIT industry. FFO is calculated in accordance with the standards established by the National Association of Real Estate Trusts (“NAREIT”). FFO represents net income (loss), excluding gains (losses) from the disposition or real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items. AFFO represents FFO, excluding depreciation and amortization expense on a non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financial costs, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items. For additional definitions of non-GAAP terms and a detailed reconciliation between non-GAAP financial results and the corresponding GAAP measures, please refer to pages 58-61 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 26, 2018.

2.	Reflects the market value of the RSU awards on the grant dates of Feb. 16, 2017. Assumes the maximum size award is earned under the 2017 annual incentive plan and the maximum number of shares is earned under the performance-based RSU awards.

Equinix 2018 Proxy Statement • PROXY SUMMARY	3

Equinix 2018 Proxy Statement • TABLE OF CONTENTS	4

GOVERNANCE

Election of directors

All directors will be elected at the Annual Meeting to serve for a term expiring at the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for the eight persons recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you must do so with respect to the individual nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Equinix’s Board. Each person nominated for election has agreed to serve if elected, and our Board has no reason to believe that any nominee will be unable to serve.

The eight directors who are being nominated for election by the holders of common stock to the Board; their ages as of Apr. 1, 2018; their positions and offices held with Equinix; and certain biographical information, including directorships held with other public companies during the past five years, are set forth below. In addition, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating Committee and the Board to determine that each nominee should serve as a director of Equinix.

NOMINEES

Thomas Bartlett Age 59 Independent director since: Apr. 2013 Committee: Audit

Current role
•	Executive vice president, chief financial officer and treasurer, American Tower, an owner and operator of wireless and broadcast communications sites that operates as a real estate investment trust (“REIT”) (since 2009)

Prior business experience
•	Various operations and business development roles with predecessor companies and affiliates, including most recently senior vice president and corporate controller, Verizon Communications (1983–2009)
•	Began career at Deloitte, Haskins & Sells

Qualifications
•	Experience at American Tower with its conversion to and operation as a REIT
•	Experience in telecommunications and wireless infrastructure fields
•	Accounting and financial expertise, including as a public company chief financial officer

Nanci Caldwell Age 60 Independent director since: Dec. 2015 Committee: Governance

Current role
•	Corporate director (since 2005)

Prior business experience
•	Executive vice president and chief marketing officer, PeopleSoft (2001–2004)
•	Various senior and executive sales and marketing roles in Canada and the U.S., Hewlett-Packard (1982–2001)

Current public company boards (in addition to Equinix)
•	CIBC
•	Citrix Systems
•	Donnelley Financial Solutions
•	Talend

Past public company boards
•	Tibco Software
•	Deltek

Qualifications
•	Expertise in enterprise sales, marketing and technology, which brings a valuable perspective to our Board to support our current sales and marketing strategy
•	Experience as an operating executive at major public companies
•	Experience with public company M&A
•	Experience on multiple Governance Committees

Equinix 2018 Proxy Statement • GOVERNANCE	5

Gary Hromadko Age 65 Independent director since: June 2003 Committees: Audit, Nominating and Real Estate

Current role
•	Venture partner, Crosslink Capital, a venture capital firm (since 2002)

Past public company boards
•	Carbonite

Qualifications
•	Active private investor since 1993
•	Experience as an investor in the networking, cloud and infrastructure service sectors, important customer segments to Equinix, and sectors where trends are closely watched as important to our future strategy and positioning
•	Experience with financial and capital markets
•	Experience with Equinix since 2003

Scott Kriens Age 60 Independent director since: July 2000 Committees: Compensation and Nominating

Current role
•	Corporate director

Prior business experience
•	Chief executive officer and chairman of the board of directors, Juniper Networks, a publicly-traded internet infrastructure solutions company (1996–2008)
•	Vice president of sales and vice president of operations, StrataCom, a telecommunications equipment company, which Mr. Kriens co-founded (1986–1996)

Current public company boards (in addition to Equinix)
•	Juniper Networks

Qualifications
•	Extensive experience in the sectors of communications services and internet infrastructure
•	Executive leadership and management experience leading Juniper Networks, a leading technology company

William Luby Age 58 Independent director since: Apr. 2010 Committees: Compensation and Nominating

Current role
•	Managing partner, Seaport Capital, a private equity firm, and its predecessor companies (since 1996)

Prior business experience
•	Managing director, Chase Capital, the private equity affiliate of Chase Manhattan

Past public company boards
•	Switch & Data Facilities Company, prior to its acquisition by Equinix in 2010

Qualifications
•	Active investor in the telecommunications industry for 25 years
•	Experience as a director at Switch & Data
•	Familiarity with data center industry

Irving Lyons Age 68 Independent director since: Feb. 2007 Committees: Compensation, Real Estate and Stock Award

Current role
•	Principal, Lyons Asset Management, a California-based private investment firm (since 2005)

Prior business experience
•	Chief investment officer, Prologis, a global provider of distribution facilities and services (1997–2004)

Current public company boards (in addition to Equinix)
•	ESSEX Property Trust
•	Prologis

Qualifications
•	Experience with global real estate, including as a chief investment officer at a real estate concern, which provides valuable insight to discussions of site selection and negotiations as Equinix conducts expansion planning and management of its real estate portfolio
•	Experience with REITs, as well as his knowledge of capital markets and executive leadership and management experience

Equinix 2018 Proxy Statement • GOVERNANCE	6

Christopher Paisley Age 65 Independent director since: July 2007 (and lead independent director since Feb. 2012) Committees: Audit, Governance and Real Estate

Current role
•	Dean’s Executive Professor of Accounting, Leavey School of Business at Santa Clara University (since 2001)

Prior business experience
•	Senior vice president of finance and chief financial officer, 3Com (1985–2000)

Current public company boards (in addition to Equinix)
•	Ambarella
•	Fitbit
•	Fortinet

Past public company boards
•	Bridge Capital
•	Control4
•	YuMe

Qualifications
•	Expertise in accounting and finance
•	Experience as a chief financial officer at a technology company
•	Extensive public company board and audit committee experience

Peter Van Camp Age 62 Director since: May 2000 Committee: Stock Award

Current role
•	Interim chief executive officer and president (since Jan. 2018)
•	Executive chairman (since 2007)

Prior business experience
•	Chief executive officer, Equinix (2000–2007)
•	President, Equinix (2006–2007)
•	President, UUNET, the internet division of MCI (formerly known as WorldCom) (1997–2000)

Past public company boards
•	Silver Spring Networks

Qualifications
•	Long history with Equinix dating back to 2000
•	Experience acquired as Equinix’s former chief executive officer and president bring valuable perspective to the Board
•	Extensive career history at technology services, communication services, and critical infrastructure companies

The Board recommends a vote “FOR” each nominee

Equinix 2018 Proxy Statement • GOVERNANCE	7

Board composition

BOARD SIZE

Equinix’s Board currently consists of eight directors. Equinix’s bylaws provide that the number of directors will be determined by the Board, and the number of directors is currently set at 10. Thus there are two vacant seats on Equinix’s Board at this time. Equinix does not intend to fill these vacant seats at the Annual Meeting.

MAJORITY VOTE STANDARD

Our bylaws provide that a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested director elections (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee). If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board. The Governance Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board may fill the resulting vacancy or may decrease the size of the Board.

DIRECTOR INDEPENDENCE

The Board is currently comprised of eight directors, seven of whom qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the NASDAQ National Market System. The Board has determined that all the Equinix director nominees are independent within the meaning of the applicable NASDAQ listing standards, except for Mr. Van Camp, Equinix’s executive chairman and interim chief executive officer and president. The Audit, Compensation, Governance, Nominating and Real Estate committees of the Board currently consist entirely of independent directors.

NOMINATION OF DIRECTORS

The Nominating Committee of the Board operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors to the Board. The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having high moral character, having business experience, and being over 21 years of age. The Nominating Committee’s process for identifying and evaluating nominees is as follows. In the case of incumbent directors whose annual terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to Equinix during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with Equinix during their term. In the case of new director candidates, the Nominating Committee first determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon the Equinix, Inc., Board of Directors Guidelines on Significant Corporate Governance Issues (the “Guidelines”), the rules and regulations of the Securities and Exchange Commission, the rules of the NASDAQ Stock Market, and the advice of counsel, if necessary. The Nominating Committee may then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will then meet to discuss and consider such candidates’ qualifications and choose candidate(s) for recommendation to the Board.

There is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Nominating Committee has the flexibility to consider such factors as it deems appropriate. In evaluating potential nominees for Board membership, the Nominating Committee considers qualification criteria, such as independence, character, ability to exercise sound judgment, demonstrated leadership ability, skills, including financial literacy,

Equinix 2018 Proxy Statement • GOVERNANCE	8

educational background, diversity and experience, in the context of the current and anticipated needs of the Board and of the company as a whole. In practice, the Nominating Committee has sought members with experience relevant to our industry and current strategy. For example, in 2007 the addition of Mr. Lyons to our Board was the result of a specific search designed to add experience in real estate to our Board as we embarked on a period of major expansion; in 2013 the addition of Mr. Bartlett was designed to add further REIT experience to our Board in advance of our REIT conversion; and in 2015 the addition of Ms. Caldwell was designed to add further experience in enterprise technology to our Board as we continue to pursue the enterprise customer. The Nominating Committee understands the importance and value of diversity on the Board, and is therefore pleased with the addition of Ms. Caldwell to our Board in 2015. The Nominating Committee is committed to continue seeking out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen.

The Nominating Committee will consider candidates recommended by stockholders. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so in writing to the secretary of Equinix and by providing the candidate’s name, biographical data and qualifications. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder.

In addition, in Mar. 2016, our bylaws were amended to provide for proxy access for director nominations by stockholders (the “Proxy Access Bylaw”). Under the Proxy Access Bylaw, any eligible stockholder, or eligible group of up to 20 stockholders, owning 3% or more of Equinix’s outstanding common shares continuously for at least three years, may nominate and include in Equinix’s annual meeting proxy materials for director nominees, up to a total number not to exceed the greater of 20% of the directors then serving on the Board or two directors, provided that the eligible stockholder or eligible group of stockholders and the director nominee(s) satisfy the requirements in the Proxy Access Bylaw. The Proxy Access Bylaw was first available to stockholders for Equinix’s 2017 Annual Meeting of Stockholders.

A more detailed description on the functions of the Nominating Committee can be found in the Nominating Committee Charter, published on the corporate governance section of Equinix’s website at Equinix.com.

Board operations

BOARD LEADERSHIP STRUCTURE

From 2000 to 2007, Mr. Van Camp served as both our chief executive officer and as chairman of the board. In Apr. 2007, Mr. Van Camp stepped down as Equinix’s chief executive officer but retained the chairmanship of the Board as executive chairman. Following the resignation of Mr. Smith in Jan. 2018, Mr. Van Camp was appointed our interim chief executive officer and president. Mr. Van Camp also continues to serve as our executive chairman. Mr. Van Camp, with his depth of experience and history with Equinix dating back to 2000, provides support and guidance to management as interim chief executive officer and executive chairman. He also provides leadership to the Board and works with the Board to define its structure and activities needed to fulfill its responsibilities, facilitates communication among directors and between directors and senior management, provides input to the agenda for Board meetings, works to provide an appropriate information flow to the Board, and presides over meetings of the full Board.

In Feb. 2012, Mr. Paisley was designated by the Board as its lead independent director. In this role, Mr. Paisley’s duties may include presiding at all meetings of the Board at which the executive chairman is not present; calling and chairing all sessions of the independent directors; preparing the agenda and approving materials for meetings of the independent directors; briefing management directors about the results of deliberations among independent directors; consulting with the executive chairman regarding agendas, pre-read materials and proposed meeting calendars and schedules; collaborating with the executive chairman and acting as liaison between the executive chairman and the independent directors; and serving as the Board’s liaison for consultation and communication with stockholders as appropriate, including on request of major stockholders. In addition, the number of independent directors on our Board and our committee structure provide additional independent oversight of Equinix. For example, the Audit, Compensation, Governance and Nominating Committees of the Board, and the Real Estate

Equinix 2018 Proxy Statement • GOVERNANCE	9

Committee of the Board, where decisions regarding our expansion and capital deployment are vetted, consist entirely of independent directors. Our independent directors regularly hold private sessions and have direct access to management. A self-assessment of the Board is also conducted annually, at which time each member is free to evaluate and comment as to whether they feel this leadership structure continues to be appropriate.

DIRECTOR ATTENDANCE

During the fiscal year ended Dec. 31, 2017, the Board held 12 meetings. For the fiscal year, each of the incumbent directors attended or participated in at least 90% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which each such director served. In the event any director missed a meeting, that individual would separately discuss material items with Mr. Smith or Mr. Van Camp.

BOARD COMMITTEES

The Board has six standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, the Nominating Committee, the Real Estate Committee and the Stock Award Committee, in addition to special committees that may be formed from time to time. The following table provides membership information for the incumbent directors for fiscal 2017 for such standing committees of the Board:

Name	Audit	Compensation	Governance	Nominating	Real Estate	Stock Award
Thomas Bartlett	X
Nanci Caldwell			X(1)
Gary Hromadko	X			X	X
Scott Kriens		X		X(2)
William Luby		X		X
Irving Lyons III		X(2)			X	X
Christopher Paisley	X(2)		X		X
Peter Van Camp			X(4)			X(3)

(1)	Appointed chair in Mar. 2018.
(2)	Committee chair.
(3)	Mr. Van Camp joined the Stock Award Committee in Jan. 2018.
(4)	Mr. Van Camp was removed from the Governance Committee while serving as interim chief executive officer and president.

A detailed description of the Audit Committee can be found in the section entitled, “Report of the Audit Committee of the Board of Directors,” elsewhere in this proxy statement. The members of the Audit Committee in 2017 were Mr. Bartlett, Mr. Hromadko and Mr. Paisley. Mr. Paisley is chairperson of the Audit Committee and both Mr. Bartlett and Mr. Paisley are considered financial experts. During the fiscal year ended Dec. 31, 2017, the Audit Committee held 10 meetings.

The Compensation Committee oversees, reviews and administers all of Equinix’s compensation, equity and employee benefit plans and programs relating to executive officers, including the named executive officers; approves the global guidelines for the compensation program for Equinix’s non-executive employees; and approves Equinix’s projected global equity usage. The Compensation Committee also acts periodically to evaluate the effectiveness of the compensation programs at Equinix and considers recommendations from its consultant, Compensia, Inc. (“Compensia”), and from management regarding new compensation programs and changes to those already in existence. In addition, the Compensation Committee is consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly. A more detailed description of the functions of the Compensation Committee can be found in the Compensation Committee Charter, published on the corporate governance section of Equinix’s website at Equinix.com and also in the “Compensation Discussion and Analysis” section below. The members of the Compensation Committee are Mr. Kriens, Mr. Luby and Mr. Lyons. Mr. Lyons is chairperson of the Compensation Committee. During the fiscal year ended Dec. 31, 2017, the Compensation Committee held four meetings.

Equinix 2018 Proxy Statement • GOVERNANCE	10

The Governance Committee was established to (i) oversee the evaluation of the Board; (ii) review and consider developments in corporate governance practices and to recommend to the Board a set of effective corporate governance policies and procedures applicable to Equinix; and (iii) review and consider developments related to the Equinix Governance Risk and Compliance (“GRC”) Program and to report out to the Board on GRC Program activities and recommendations. A more detailed description on the functions of the Governance Committee can be found in the Governance Committee Charter, published in the corporate governance section of Equinix’s website at Equinix.com. The members of the Governance Committee are Ms. Caldwell and Mr. Paisley. Ms. Caldwell is chairperson of the Governance Committee. While Mr. Van Camp previously served as chairperson of the Governance Committee, he no longer serves on such committee while acting as interim chief executive officer and president. During the fiscal year ended Dec. 31, 2017, the Governance Committee held four meetings.

The Nominating Committee’s functions are described above in the section entitled “Nomination of Directors.” The members of the Nominating Committee are Mr. Hromadko, Mr. Kriens and Mr. Luby. Mr. Kriens is chairperson of the Nominating Committee. During the fiscal year ended Dec. 31, 2017, the Nominating Committee held one meeting.

The Real Estate Committee approves capital expenditures in connection with real estate development, expansion or acquisition within parameters set by the full Board. All decisions are made considering a projected 10-year internal rate of return and within the context of a multi-year capital expenditure development pipeline and cash flow analysis provided by management to the Real Estate Committee. In approving real estate capital expenditures, the Real Estate Committee also considers an overview of the project and the market, including the competition, strategy, current capacity and sales pipeline. In addition, the Real Estate Committee has the authority to analyze, negotiate and approve the purchase, sale, lease or sublease of real property, approve guarantees related to real property transactions and, subject to any limitations or terms imposed by the full Board, if any, analyze, negotiate and approve real estate-related financing transactions. The members of the Real Estate Committee are Mr. Hromadko, Mr. Lyons and Mr. Paisley. During the fiscal year ended Dec. 31, 2017, the Real Estate Committee held 10 meetings.

The Stock Award Committee has the authority to approve the grant of stock awards to non-Section 16 officer employees and other individuals. The members of the Stock Award Committee are Mr. Lyons and Mr. Van Camp. The Stock Award Committee typically does not hold meetings but acts by written consent.

BOARD RISK OVERSIGHT

Our Board’s oversight of risk management is designed to support the achievement of organizational objectives, including strategic objectives, to improve Equinix’s long-term organizational performance of Equinix and enhance stockholder value. The involvement of the full Board in setting Equinix’s business strategy is a key part of its assessment of what risks Equinix faces, what steps management is taking to manage those risks, and what constitutes an appropriate level of risk for Equinix. Our senior management attends the quarterly Board meetings, presents to the Board on strategic and other matters, and is available to address any questions or concerns raised about risk-management-related issues, or any other matters. Board members also have ongoing and direct access to senior management between regularly scheduled board meetings for any information requests or issues they would like to discuss. In addition, in Sept. 2017 the Board held a strategy meeting with senior management to discuss strategies, key challenges, and risks and opportunities for Equinix. The Board typically holds a meeting focused solely on strategy annually, to set the stage for the planning and development of Equinix’s operating plan for the coming year.

Equinix has completed a global risk assessment to identify key strategic, operational, financial and regulatory compliance risks and will continue to evaluate such risks. These risks have been communicated to and assessed by Equinix’s executive management, the Governance Committee and the full Board. The Board is scheduled to receive its next enterprise risk briefing in Sept. 2018. Additionally, in 2017 the full Board received briefings on multiple enterprise risks, including cybersecurity. Briefings on cybersecurity, as well as other enterprise risks, will also be provided in 2018.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Governance Committee oversees

Equinix 2018 Proxy Statement • GOVERNANCE	11

Equinix’s GRC Program, formally launched in 2013. In connection with this oversight, the Governance Committee receives quarterly updates on key issues, such as enterprise risk management, business continuity and disaster recovery planning, cybersecurity and regulatory compliance. The Governance Committee evaluates the effectiveness of risk mitigation capabilities identified in these areas and monitors for emerging risks. Equinix’s chief compliance officer, as leader of the GRC Program, reports on the program at each meeting of the Governance Committee.

In addition, the Audit Committee’s charter mandates that it discuss guidelines and policies governing the process by which management and other persons responsible for risk management assess and manage Equinix’s exposure to risk, including Equinix’s major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with management and the independent auditors. The Audit Committee also receives an annual assessment of the adequacy of the controls over financial reporting, including an assessment of the risks associated with the controls over the financial reporting process.

In setting compensation, the Compensation Committee strives to manage risks arising from our compensation policies and programs by setting compensation at levels that maximize stockholder long-term value without encouraging excessive risk-taking. For more information, please read “Compensation policies and practices risk assessment.” Finally, the Real Estate Committee manages risk by evaluating real estate expansion opportunities and the deployment of capital within the context of Equinix’s overall business and financial strategy and financial picture.

The Board believes that the risk management processes in place for Equinix are appropriate.

BOARD ONBOARDING PROGRAM

Equinix has an onboarding program, overseen by the Governance Committee, to introduce new Board members to Equinix and the Board. The program includes orientation sessions on the Board’s structure and processes, Equinix’s compliance environment, and the business.

INVESTOR ENGAGEMENT

Equinix pursues engagement with its stockholders throughout the year to best understand and address the issues that matter to our stockholders.

During 2017, we met with numerous investors around the world, including by attending and hosting 20 investor conferences, non-deal roadshows, and investor group events. Additionally, we proactively reached out for meetings with our 20 largest stockholders in the fall of 2017 to discuss our corporate governance model and solicit feedback; all meetings that resulted were attended by our executive chairman. We plan to conduct a similar outreach in 2018.

For information about how to contact our Board please see the section below entitled “Stockholder communications with the Board of Directors.”

Other governance policies and practices

CORPORATE GOVERNANCE GUIDELINES

The Board follows its Guidelines published on the corporate governance section of Equinix’s website at Equinix.com. The Guidelines reflect the Board’s dedication to monitoring the effectiveness of policy and decision-making at the Board level. In conjunction with the Governance Committee, the Board will continue to monitor the effectiveness of the Guidelines.

CODE OF ETHICS AND BUSINESS CONDUCT

The Board has adopted (1) a Code of Business Conduct which applies to all directors, officers and employees and (2) an additional Code of Ethics for chief executive officer and senior financial officers. These documents can be found on the corporate governance section of Equinix’s website at Equinix.com. In addition, anonymous reporting hotlines have been established to facilitate reporting of violations of financial and non-financial policies.

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Should the Board ever choose to amend or waive a provision of the Code of Ethics for chief executive officer and senior financial officers, we may disclose such amendment or waiver on the corporate governance section of Equinix’s website at Equinix.com.

STOCK OWNERSHIP GUIDELINES

In its Guidelines, the Board has established a stock ownership requirement for Equinix’s non-employee directors to encourage them to have a significant financial stake in the company. The Guidelines state that each non-employee director should own not less than six times their cash annual retainer for general service on the Board in shares of Equinix’s common stock, including exercised stock options, vested restricted stock units (“RSUs”) and deferred RSUs. Non-employee directors serving on the Board as of Nov. 17, 2010 had until Dec. 31, 2015 to comply with the requirement, and new non-employee directors will have five years from the date of their election to the Board to comply. Compliance with this requirement is measured annually at the end of each fiscal year. All directors subject to the guidelines were in compliance as of Dec. 31, 2017.

Stock ownership guidelines for our chief executive officer and his direct reports have also been established and require that these executives achieve target ownership levels, expressed as a multiple of salary. The target ownership level for our chief executive officer is three times his annual salary; for all others, the target ownership level is one time their annual salary. Newly hired or promoted executives have up to five years to obtain compliance. Compliance with this requirement is measured annually at the end of each fiscal year. Our chief executive officer and his direct reports were all in compliance with these guidelines as of Dec. 31, 2017.

NO HEDGING POLICY

Equinix’s Securities Trading Policy prohibits our Board members, officers, employees and consultants from engaging in hedging transactions related to Equinix’s common stock.

RECOUPMENT POLICY

In Nov. 2016, the Compensation Committee adopted a policy on recoupment of incentive compensation which applies to our executive officers (as defined by applicable securities laws). The policy states that the Board may require the return, repayment or forfeiture of any cash or equity-based incentive compensation payment or award received by any current or former executive officer during the three completed fiscal years immediately preceding the date on which we are required to prepare a restatement of our financial statements due to material noncompliance with any financial reporting requirements under the securities laws and if certain other conditions are met.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may contact the Board by sending correspondence to the attention of Equinix’s secretary, c/o Equinix, Inc., One Lagoon Drive, Redwood City, CA, 94065. Any mail received by the secretary, except improper commercial solicitations, will be forwarded to the members of Equinix’s Audit Committee for further action, if necessary. Equinix does not have a policy requiring attendance by members of the Board at Equinix’s annual stockholder meetings. At Equinix’s 2017 Annual Meeting, Mr. Smith and Mr. Van Camp were in attendance and available for questions.

2017 Director compensation

Equinix uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board.

In setting director compensation, Equinix considers the competitive compensation market for directors in the high-technology market, the demands of the various roles that directors hold, and the time required to fulfill their duties to Equinix. Compensia conducts a detailed review of Equinix’s director compensation program every two years, with

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an abbreviated review in the off years, and presents its findings to the Compensation Committee. The most recent detailed review occurred in Oct. 2016 and covered the design of the current program as compared to peer practices, using the same peers used for executive compensation decisions, and the alignment of total compensation and individual pay elements to this market; an abbreviated review occurred in Dec. 2017. Based on this review, no changes to the current program were recommended by the Compensation Committee to the full Board. Equinix’s current pay program dates back to Sept. 2012.

Non-employee directors receive a retainer in connection with their service on the Board. For fiscal 2017, the annual retainer was $60,000. In addition, in lieu of regular meeting fees, committee chairs (if any) and members received the following annual retainers for fiscal 2017, payable quarterly in arrears:

Committee	Chairperson	Member
Audit	$30,000	$15,000
Compensation	$25,000	$12,500
Real Estate	$15,000	$5,000
Nominating	$12,500	$5,000
Governance	$12,500	$5,000

Currently, non-employee directors only receive meeting fees for attendance at committee meetings in excess of a specified number of meetings in a calendar year. The committee meeting fees and the threshold number of meetings that must be attended before any meeting fees are paid are:

Committee	Chairperson	Member	Threshold Number of Meetings
Audit	$5,000	$3,000	12
Compensation	$5,000	$3,000	8
Real Estate	$5,000	$3,000	6
Nominating	$5,000	$3,000	5
Governance	$5,000	$3,000	5
Other	$5,000	$3,000	6

The Board has also designated a lead independent director who earns a $25,000 annual retainer.

Non-employee directors receive automatic grants of RSUs. At our annual meeting of stockholders, each non-employee director who will continue to be a director after that meeting is automatically granted an award of RSUs. For fiscal 2017, the grant date fair value of these annual awards was $250,000. The automatic RSU awards become fully vested on the earlier of (i) the first anniversary of Equinix’s immediately preceding annual meeting of stockholders or (ii) in the case of a non-employee director not standing for reelection, the date of the first annual meeting of stockholders held subsequent to the date of grant. In addition, each non-employee director receives a prorated award of RSUs upon joining the Board with a grant date fair value of $250,000. The proration is based upon a fraction equal to (x) the number of days from the start date of the non-employee director until the first anniversary of the date of Equinix’s immediately preceding annual meeting of stockholders divided by (y) 365. The number of shares subject to each RSU award is determined by dividing the specified dollar value of the award by the closing price of Equinix’s common stock on the date of grant. The RSUs granted to our directors will become fully vested if Equinix is subject to a change-in-control; in the event of the non-employee director’s death, the portion of the RSUs that would have become vested on the next scheduled vesting date will become fully vested. Directors accrue dividend equivalent units on their RSUs. We allow our non-employee directors to elect to defer settlement of their RSUs. Directors are also eligible to receive discretionary awards under Equinix’s 2000 Equity Incentive Plan. Our stock ownership guidelines for non-employee directors are described above.

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The following table sets forth all of the compensation awarded to, earned by or paid to each non-employee director who served during fiscal year 2017.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3)(4) ($)	Total ($)
Thomas Bartlett	75,000	249,612	324,612
Nanci Caldwell	65,000	249,612	314,612
Gary Hromadko	97,000	249,612	346,612
John Hughes(5)	26,868	249,612	276,480
Scott Kriens	85,000	249,612	334,612
William Luby	77,500	249,612	327,112
Irving Lyons III	102,000	249,612	351,612
Christopher Paisley	134,000	249,612	383,612

1.	Amounts listed in this column include the annual retainers for Board and committee service. Board and committee retainers are prorated based on the number of days the director served during the year. Mr. Hromadko, Mr. Lyons and Mr. Paisley received additional fees for their attendance at real estate committee meetings in 2017. The amount in this column for Mr. Paisley also includes a $25,000 retainer for service as lead independent director.
2.	Reflects RSUs covering 566 shares granted to each non-employee director on the date of our annual stockholders’ meeting in May 2017.
3.	Reflects the aggregate grant date fair value of the RSU awards granted to the director in 2017 computed in accordance with FASB ASC Topic 718. See Note 12 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 26, 2018 for a discussion of the assumptions made by Equinix in determining the values of our equity awards.
4.	As of Dec. 31, 2017, Mr. Lyons held outstanding options to purchase 5,296 shares of our common stock. As of Dec. 31, 2017, Mr. Bartlett, Ms. Caldwell, Mr. Hromadko, Mr. Kriens, Mr. Luby, Mr. Lyons and Mr. Paisley each held 566 unvested RSUs (including accrued dividend equivalent units).
5.	Mr. Hughes passed away in Jun. 2017.

In 2017, Mr. Van Camp was our executive chairman, but not a named executive officer, and did not receive any additional compensation for services provided as a director. For the year ended Dec. 31, 2017, Mr. Van Camp earned $346,153.88 in salary and was granted a total of 4,794 RSUs (at maximum award sizes), with the same service and performance-vesting requirements as those granted to our named executive officers, for his service as Equinix’s executive chairman. Mr. Smith, our chief executive officer and president in 2017, did not receive any additional compensation for services provided as a director.

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Equinix stock ownership

The following table sets forth, as of April 1, 2018, certain information with respect to shares beneficially owned by (i) each person who is known by Equinix to be the beneficial owner of more than 5% of Equinix’s outstanding shares of common stock, (ii) each of Equinix’s directors and nominees, (iii) each of the executive officers named in Executive Compensation and Related Information, and (iv) all current directors and executive officers (as defined by applicable securities laws) as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Equinix, Inc., One Lagoon Drive, Redwood City, CA 94065.

Name of Beneficial Owner	Number of Shares	Percentage of Total
Thomas Bartlett	5,113	*
Nanci Caldwell(1)	1,638	*
Gary Hromadko	169,193	*
Scott Kriens(2)	86,149	*
William Luby(3)	46,581	*
Irving Lyons III(4)	23,040	*
Charles Meyers	5,316	*
Christopher Paisley(5)	19,283	*
Eric Schwartz	3,434	*
Karl Strohmeyer	1,298	*
Keith Taylor	27,941	*
Peter Van Camp	6,971	*
The Vanguard Group(6) 100 Vanguard Blvd, Malvern, PA 19355	11,257,216	14.17%
BlackRock Fund Advisors(7) Park Avenue Plaza, 55 East 52nd Street, New York, NY 10055	6,060,381	7.63%
All current directors and executive officers as a group (14 persons)(8)	409,318	*

*	Less than 1%.
1.	Includes 566 shares pursuant to unvested RSUs as to which Ms. Caldwell has deferred the settlement of until a later date.
2.	Includes 566 unvested shares and 5,673 vested shares pursuant to RSUs as to which Mr. Kriens has deferred the settlement of until a later date.
3.	Includes 566 unvested shares and 7,567 vested shares pursuant to RSUs as to which Mr. Luby has deferred the settlement of until a later date. Mr. Luby disclaims beneficial ownership of 5,000 shares held in the Luby Family Trust except to the extent of his pecuniary interest therein.
4.	Includes 566 unvested shares and 2,952 vested shares pursuant to RSUs as to which Mr. Lyons has deferred the settlement of until a later date.
5.	Includes an aggregate of 845 shares held in trusts for Mr. Paisley’s children and a brother.
6.	Based on a Schedule 13D filed with the Securities and Exchange Commission as of Dec. 31, 2017. Includes 11,257,216 shares that are owned directly, 112,025 shares with sole voting power and 128,199 shares with dispositive power by The Vanguard Group Inc., an investment advisor. The total amount beneficially owned by The Vanguard Group is 11,257,216 shares.
7.	Based on a Schedule 13D filed with the Securities and Exchange Commission as of Dec. 31, 2017. Includes 6,060,381 shares that are owned directly by Black Rock, Inc., a parent holding company.
8.	Includes 18,781 shares pursuant to RSUs as to which settlement has been deferred until a later date.

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Related party transactions

APPROVAL OF RELATED PARTY TRANSACTIONS

Per its written charter, Equinix’s Audit Committee is responsible for reviewing all related party transactions in accordance with the rules of the NASDAQ National Market. Related parties include any of our directors or executive officers, our greater than 5% stockholders, and their immediate family members.

We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. To identify related party transactions, each year we require our directors and executive officers to complete a questionnaire identifying any transactions with us in which the executive officer or director or their family members have an interest. We seek updates to this information from our directors and executive officers on a quarterly basis. We also ask our directors to update their list of companies they are affiliated with on a quarterly basis to help us identify related party transactions.

Finally, our Code of Business Conduct establishes corporate standards of behavior for all our employees, officers and directors and sets our expectations of contractors and agents. Our Code of Business Conduct seeks to deter wrongdoing and to promote honest and ethical conduct and encourages the reporting of illegal or unethical behavior. Waivers of the Code of Business Conduct may be granted by Equinix’s chief executive officer, chief legal officer or chief compliance officer, provided that waivers for executive officers or directors may only be granted by the Board or by one of its committees.

The Audit Committee Charter and the Code of Business Conduct are available on the corporate governance section of Equinix’s website at Equinix.com.

RELATED PARTY TRANSACTIONS FOR 2017

The Vanguard Group, Inc. was a holder of greater than 5% of our outstanding common stock during the 2017 fiscal year. In 2017, revenues from entities affiliated with The Vanguard Group, Inc. totaled approximately $1,297,000.

Our director, Mr. Bartlett, is the executive vice president, chief financial officer and treasurer of American Tower Corporation. In 2017, revenues from American Tower totaled approximately $341,000.

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COMPENSATION

PROPOSAL 2 — Advisory non-binding vote on executive compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) contains a provision that is commonly known as “Say-on-Pay.” Say-on-Pay gives our stockholders an opportunity to vote on an advisory, non-binding basis to approve the 2017 compensation of our named executive officers as disclosed in this proxy statement. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Our executive compensation program is tied directly to the performance of the business to ensure strong growth and value creation for stockholders using metrics we believe best indicate the success of our business. Please read “Compensation discussion and analysis” and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices.

Accordingly, we ask that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Equinix, Inc., hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”

This advisory vote on executive compensation is not binding on us. However, the Board and the Compensation Committee highly value the opinions of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.

The Board recommends a vote “FOR” proposal 2

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Executive officers

On Jan. 25, 2018, we announced that Steve Smith had resigned as chief executive officer and president and from the Board. Peter Van Camp was appointed interim chief executive officer and president. The following are our executive officers (as defined by applicable securities laws) of Equinix, their ages as of Apr. 1, 2018, their positions and offices held with Equinix, and certain biographical information. All serve at the discretion of the Board.

Mike Campbell Age 52 Chief sales officer (since 2016)	Prior business experience
	•	Senior vice president of sales, Equinix Americas (2015–2016)
	•	Various sales management positions, most recently as senior vice president of sales, Symantec (2010–2015)
	•	Vice president, sales, Verisign Americas, Verisign, prior to its merger into Symantec (2004–2010)
Samuel Lee Age 50 President, Equinix Asia-Pacific (since 2006)	Prior business experience
	•	Managing director, Equinix Hong Kong (2000–2005)
	•	Managing director, Pacific Gateway Exchange, a provider of wholesale and retail long distance, internet and bandwidth services (1998–2000)
Charles Meyers Age 52 President, strategy, services and innovation (since 2017)	Prior business experience
	•	Chief operating officer, Equinix (2013–2017)
	•	President, Equinix Americas (2010–2013)
	•	Various positions, including group president of messaging and mobile media, and as product group executive for the security and communications portfolio, VeriSign, an internet security company now part of Symantec (2006–2010)
	•	Various positions, including group vice president of global marketing, president of IP and data services and senior vice president, Softswitch Services (2001–2006)
Eric Schwartz Age 51 President, Equinix EMEA (since 2008)	Prior business experience
	•	Chief development officer, Equinix (2008–2008)
	•	Vice president, strategy and services, Equinix (2006–2008)
	•	Vice president, IP Communications, Bell South, a telecommunications company (1997–2006)
Karl Strohmeyer Age 46 President, Equinix Americas (since 2013)	Prior business experience
	•	Various roles, including group vice president, Level 3 North American enterprise group, Level 3, a communications services company (2001–2013)
	•	Various executive positions, NetRail, an internet services company (1998–2001)
Keith Taylor Age 56 Chief financial officer (since 2005)	Prior business experience
	•	Various roles, including vice president, finance and chief accounting officer, Equinix (2001–2005)
	•	Director of finance and administration, Equinix (1999–2001)
	•	Vice president finance and interim chief financial officer, International Wireless Communications, an operator, owner and developer of wireless communications networks (1996–1999)

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EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation roadmap

Compensation discussion and analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes Equinix’s executive compensation policies and decisions for the individuals who served as our chief executive officer and chief financial officer during 2017, as well as the other individuals included in the 2017 Summary Compensation Table in this proxy statement, who are collectively referred to as the named executive officers. Those individuals are:

•	Stephen Smith—former chief executive officer and president
•	Keith Taylor—chief financial officer
•	Charles Meyers—president, strategy, services and innovation
•	Eric Schwartz—president, EMEA
•	Karl Strohmeyer—president, Americas

In Jan. 2018, Mr. Smith resigned from all positions with Equinix and Peter Van Camp, Equinix’s executive chairman, was elected interim chief executive officer and president.

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Executive Summary

Overview

Our executive compensation program is tied to the performance of the business to drive strong growth and value creation for stockholders using metrics we believe best indicate the success of our business.

In 2017, our compensation program for the named executive officers consisted primarily of base salary, annual incentive compensation, and long-term incentive compensation in the form of time and performance-based restricted stock units (“RSUs”), for total potential compensation in 2017 as follows:1

CEO	OTHER FOUR EXECS AVERAGED	ALL FIVE AVERAGED

For 2017, 100% of our short-term and 75% of our long-term incentives for our named executive officers were performance-based and at-risk, dependent on annual revenue and adjusted funds from operations2 (“AFFO”) growth, along with relative total stockholder return (“TSR”) achievement against the IWB Russell 1000 Index Fund (the “Russell 1000”). Annual revenue and AFFO are used as performance metrics in both short and long-term incentives as we believe these measures are the most critical in driving stockholder value and reflect the current strategy of the company – sensible growth. This emphasis on annual revenue and AFFO is also mitigated by the addition of TSR as a metric under the long-term program.

2017 Results

The 4th quarter of 2017 was our 60th consecutive quarter of revenue growth. For the full year of 2017, we delivered revenue growth of 21% and AFFO growth of 33%, on an as-reported basis, over strong 2016 results. Our revenue growth was 11% and our AFFO growth was 14% on a normalized and constant currency basis. These results are reflected in the 2017 compensation of our named executive officers.

[1]	Reflects the market value of the RSU awards on the grant date of Feb. 16, 2017. Assumes the maximum size award is earned under the 2017 annual incentive plan and the maximum number of shares is earned under the performance-based RSU awards.
[2]	AFFO represents funds from operations (“FFO”), excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items. FFO represents net income (loss), excluding gains (losses) from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items. For a reconciliation of our GAAP to non-GAAP financial measures, please refer to pages 58-61 of our Annual Report on Form 10-K filed with the Securities Exchange Commission on Feb. 26, 2018.

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REVENUES	AFFO

Governance

Our executive compensation philosophy is complemented by the following governance best practices:

•	We have a policy on recoupment of incentive compensation which applies to those persons who are designated by the Board as “officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (“Executive Officers”). The policy states that the Board may require the return, repayment or forfeiture of any cash or equity-based incentive compensation payment or award received by any current or former executive officer during the three completed fiscal years immediately preceding the date on which we are required to prepare a restatement of our financial statements due to material noncompliance with any financial reporting requirements under the securities laws and if certain other conditions are met.
•	Our chief executive officer and his direct reports are subject to stock ownership guidelines, at a level of three times and one time base salary, respectively
•	We have a policy prohibiting all employees, including the named executive officers and members of the Board, from engaging in transactions involving options on Equinix’s securities, such as puts, calls and other derivative securities, whether on an exchange or in any other market, or in hedging transactions, such as collars and forward sale contracts
•	Our executives and members of the Board are prohibited from holding Equinix securities in a margin account or pledging Equinix securities as collateral for a loan, absent an exception granted by the Compensation Committee on a case-by-case basis
•	Named executive officers at Equinix are not offered any significant perquisites or tax gross-ups, other than in connection with a relocation or international assignment
•	Our Compensation Committee is comprised solely of independent members
•	An independent Compensation Committee compensation consultant, Compensia, is retained directly by the Compensation Committee and performs no other work for Equinix
•	The Compensation Committee reviews tally sheets when making executive compensation decisions
•	In Mar. 2018, we conducted a risk assessment of our compensation programs and presented the results to the Compensation Committee. The Compensation Committee considered the findings of the assessment and agreed with our conclusion that our compensation programs do not create excessive or inappropriate risks for Equinix

Say on Pay 2017

In 2017, we held our annual stockholder advisory vote on executive compensation. The proposal received significant stockholder support, with more than 94% of shares represented in person or by proxy at the meeting, and entitled to vote on the matter, voting in favor of our program. The voting results did not result in any changes to our executive compensation program design for 2018.

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2017 Executive Compensation Program

2017 Program Philosophy and Objectives

Our executive compensation philosophy for 2017 was to provide competitive total rewards programs globally to attract and retain top talent, utilizing a pay-for-performance strategy at both the company and the individual level. Consistent with our compensation philosophy, a significant percentage of each executive officer’s total compensation is tied to performance, as illustrated by the potential pay mixes described above.

2017 Pay Positioning

In making compensation decisions for 2017, the Compensation Committee assessed compensation levels against data provided by its consultant, Compensia, and approved compensation plans and arrangements taking into account our competitive market for talent, including a peer group of companies against which we compare our performance and executive compensation programs.

For 2017 executive compensation, our goal was to provide base salary targeted at at least the 50th percentile and total cash compensation targeted between the 50th and 75th percentiles of market competitive pay practices, if targeted levels of performance were achieved under the annual cash incentive plan. We generally targeted executive long-term equity compensation at the 80th percentile of market competitive pay practices, to aggressively align executive performance and rewards to company results and stockholder interests. We believe our company’s strong performance in recent years, and the fact that a significant percentage of each executive officer’s total compensation is tied to performance and thus “at risk,” supports our target pay positioning.

We use peer group survey data, proxy statement data and technology industry survey data to define our competitive market. With the assistance of Compensia, a preliminary list of peer group companies was selected to establish the competitive market for the compensation of our executive officers in May of 2016. In developing the peer group, the Compensation Committee decided to retain its prior approach to peer group selection, and oriented the peer group primarily towards technology companies with similar financial characteristics (to reflect Equinix’s competitive market), but included some “technology REITs” to provide a more balanced market perspective recognizing the importance of considering REIT industry pay practices. Technology companies and REITs with revenue of approximately 0.5-2.0x Equinix’s then-current revenue and market capitalization of approximately 0.33-3.0x Equinix’s then-current market capitalization were considered in developing the peer group. Our peer group is reviewed annually to ensure it reflects changes in our market and competitors for business and talent. For 2017 compensation decisions, our peer group consisted of the following 17 companies:

• Adobe Systems	• Cerner	• Electronic Arts	• Juniper Networks
• Akamai Technologies	• Citrix Systems	• F5 Networks	• Netflix
• American Tower	• Crown Castle Intl.	• Intuit	• Prologis
• Autodesk	• Digital Realty Trust	• Iron Mountain	• Red Hat
• Synopsys

The Compensation Committee reviews the executive compensation levels of our executive officers at least annually to determine positioning to the competitive market. If an element of compensation is found to be below the desired target level, a recommendation may be made by the chief executive officer, or by the executive chairman in the case of a permanent chief executive officer, to adjust that element of compensation in light of our compensation philosophy and individual performance. Likewise, if the review shows an element of our compensation to be above the desired target level, that data is also taken into consideration in determining compensation position and movement for that individual. Our philosophy is not to reduce compensation, but instead to work with the various elements comprising total compensation to slow or freeze an element’s growth to achieve the desired level of targeted total compensation. In 2016, we participated in the AON/Radford High Technology compensation survey and used peer market data from a subset of the survey to benchmark our executive positions for 2017 compensation decisions. In addition, we analyze peer company data directly from proxy statements and other public sources.

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2017 Compensation-Setting Process

In addition to reviewing executive officers’ total target compensation against the competitive market, the Compensation Committee also considers recommendations from the chief executive officer regarding each compensation element for the executive officers who report directly to him based on the competitive market data for such roles, or the market data for comparable roles when exact matches are not available, internal team comparisons, and his assessment of individual performance. The chief executive officer, as the manager of the executive team, assesses the named executive officers’ contributions to Equinix’s performance and makes a recommendation to the Compensation Committee with respect to any merit increase in base salary, target annual incentive compensation opportunity and equity awards for each named executive officer, other than himself. Each element of compensation is recommended to the Compensation Committee based upon the individual’s performance, as well as internal equity within the framework established through the competitive market data. The Compensation Committee meets to evaluate, discuss and modify or approve these recommendations based on their own judgment. For 2017, the Compensation Committee, assisted by the executive chairman, conducted a similar evaluation of Mr. Smith’s performance, as the then-current chief executive officer, and approved his compensation elements.

Members of management support the Compensation Committee in its work by preparing periodic analysis and modeling related to the compensation programs and providing frequent updates on programs that fall under the Compensation Committee’s responsibility. In addition, the Compensation Committee has the exclusive authority under its charter to engage the services of independent outside counsel, consultants, accountants and other advisers to assist it in carrying out its duties. Since 2006, the Compensation Committee has engaged the services of Compensia as its independent consultant to advise it on matters related to compensation for executive officers and other key employees, and on best practices to follow as they review and make decisions on Equinix’s compensation programs. Equinix’s chief executive officer attends most Compensation Committee meetings and reviews and provides input on agendas and compensation proposals and recommendations brought before the Compensation Committee for review and approval.

In connection with the 2017 compensation decisions, in Sept. 2016, Compensia presented to the Compensation Committee a detailed executive compensation analysis, assessing Equinix’s current executive pay and financial performance as compared to our peer group. For our executive officers, including the named executive officers, Compensia identified any gaps between the current and target pay positioning and presented market competitive data for each position for base salary, target annual incentive compensation opportunity, long-term incentive compensation and target total direct compensation, to provide a framework and guide for making individual compensation decisions. Compensia also presented to the Compensation Committee an equity compensation market review, comparing the practices of our peer group in terms of equity usage and equity program design.

At the same meeting, Compensia provided the Compensation Committee with “tally sheets” outlining the total dollar compensation paid to each named executive officer in 2013, 2014, 2015 and 2016, including base salary, annual incentive compensation, long-term equity compensation and other compensation. The Compensation Committee used the tally sheet information as a basis for understanding the potential impact of recommended changes to the elements of our executive compensation program and to evaluate the degree to which unvested shares held by a named executive officer encouraged retention.

In Nov. 2016, the Compensation Committee considered executive compensation program design considerations and recommendations and compensation for the named executive officers was approved in Feb. 2017.

Compensia continues to advise the Compensation Committee on an ongoing basis, and a representative from the firm attends most Compensation Committee meetings. In 2017, Compensia performed its annual market review of executive pay practices, perquisites and benefits, as discussed above, and director compensation. Compensia also provides routine updates to the Compensation Committee regarding legal and regulatory trends. In 2017, Compensia also provided the Compensation Committee with modeling and recommendations for Equinix’s equity program. The Compensation Committee has assessed the independence of Compensia pursuant to Securities and Exchange Commission rules and concluded that Compensia’s work for the Compensation Committee does not raise a conflict of interest.

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Principal Elements of Executive Compensation

Base Salary

Base salary for the named executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation data and individual performance. In Feb. 2017, based on the executive compensation assessment from Sept. 2016 and the recommendations of the then-current chief executive officer (except with respect to his own salary which was recommended by Equinix’s executive chairman in consultation with the Compensation Committee), base salaries for our named executive officers were approved by the Compensation Committee, effective Feb. 19, 2017, as follows:

Name	Prior Salary	New Salary	Increase
Stephen Smith	$1,000,000	$1,100,000	10.0%
Keith Taylor	$580,000	$650,000	12.1%
Charles Meyers	$575,000	$632,000	9.9%
Eric Schwartz	$425,000	$460,000	8.2%
Karl Strohmeyer	$450,000	$475,000	5.6%

For 2017, named executive officer salaries were positioned at the 50th market percentile or greater based on our philosophy for cash compensation. The base salary increases were based primarily on the aggressive continued upward movement of base salaries in the competitive market, along with our desire to keep total cash compensation aligned to our philosophy and individual performance considerations.

Annual Incentive Compensation

Annual incentive compensation for the named executive officers is linked to the attainment of Equinix’s corporate growth goals and is not tied to individual performance. This focus on team performance at the executive level is designed to align senior leaders towards common goals. Accordingly, in Feb. 2017, the Compensation Committee adopted the 2017 incentive plan, pursuant to which the named executive officers were eligible to earn an annual cash bonus. Under the 2017 incentive plan, the Compensation Committee assigned each named executive officer an annual target bonus opportunity tied to the achievement of specific goals related to revenue and AFFO as set forth in the 2017 operating plan approved by the Board. These goals included results from certain recently closed acquisitions and were reflective of projected bookings growth based on an assessment of our addressable market, together with what we had experienced in prior years, while taking into account the available inventory in each of our markets. The goals also contemplated strong growth in the U.S., Europe and Asia, investment in headcount and key areas to scale Equinix to the appropriate operating level, continued expansion in key markets where inventory was limited or would become limited during the year, and where we saw customer demand, and distributions to our stockholders. Because there would be no pool if revenue and AFFO were 95% or less than the operating plan target, annual incentive compensation was 100% at risk. Additionally, the payout for each named executive officer was capped at 100% of the annual target bonus.

Achievement under the 2017 incentive plan was adjusted for fluctuations in foreign currencies against the foreign currency rates used in the 2017 operating plan and was subject to discretionary adjustment for losses from discontinued operations, the cumulative effect of accounting changes, acquisitions, divestitures, integration costs, sales of assets, and/or data center expansions not contemplated by Equinix at the time of grant. The goals, when initially approved, excluded the impact of our pending acquisition of certain data centers from Verizon and other smaller acquisitions. However, during 2017 achievement percentages were adjusted to incorporate the financial performance of the Verizon acquisition relative to the acquisition plan approved by the Board. Management asks the Compensation Committee to evaluate the inclusion of acquisitions that close after approval of incentive compensation on a case by case basis for incorporation into the achievement calculation based on the acquisition’s performance relative to the Board-approved acquisition plan. Achievement was also subject to adjustment for any committed investment projects that were not funded throughout 2017.

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For 2017, Equinix funded 100% of the 2017 incentive plan for the named executive officers.

Metric	Weighting	Target	Reported Results	Adjusted Results*	Achievement
Revenue	50%	$4,011 million	$4,368 million	$4,055 million	100%
AFFO	50%	$1,316 million	$1,437 million	$1,394 million	100%

*	Adjusted for one-time events and excluding the impact of fluctuations in foreign currencies against the foreign currency rates applied in the 2017 operating plan as described above. For a reconciliation of GAAP to non-GAAP financial measures, please refer to pages 58-61 of our Annual Report on Form 10-K filed with the Securities Exchange Commission on Feb. 26, 2018.

The target bonus opportunity set for each named executive officer was based on the target bonuses for comparable positions in our competitive market, targeting the 50th–75th percentiles for total cash compensation, and was stated in terms of a percentage of the named executive officer’s base salary. For 2017, the Compensation Committee approved increases in the target bonus opportunities for Messrs. Smith, Taylor, Meyers, Schwartz and Strohmeyer to keep their target total cash compensation, including salary and variable pay mix, on pace with the competitive market. Under the 2017 annual incentive plan, target bonus opportunities, as a percentage of base salary, and bonus awards (calculated based on salary in effect at year-end) were as follows:

Name	2016 Bonus Opportunity (% Base Salary)	2017 Bonus Opportunity (% Base Salary)	Bonus Award Paid (100% of Target)
Stephen Smith	125%	130%	$0(1)
Keith Taylor	95%	100%	$650,000
Charles Meyers	95%	100%	$632,000
Eric Schwartz	75%	85%	$391,000
Karl Strohmeyer	75%	85%	$404,000

(1)	Mr. Smith resigned from Equinix on Jan. 19, 2018 before the 2017 bonus was paid, rendering him ineligible to receive it.

Long-Term Equity Compensation

The Compensation Committee believes that stock awards with performance-based vesting encourage executive performance by focusing on long-term growth and profitability, which it believes are the primary drivers of stockholder value creation. Generally, a market competitive equity award is made in the year that an executive officer commences employment with Equinix. Thereafter, additional “refresh” awards are generally made during the first quarter of each year. The size of each award is based upon consideration of a number of factors, including consideration of the individual’s position with Equinix, their potential for future responsibility and promotion, their individual performance in the recent period, Equinix’s performance in the recent period, the competitive marketplace trends, internal equity and the retention value of unvested shares held by the individual at the time of the new grant. In general, given the heavy at-risk performance orientation, the desired pay position for long-term equity compensation for executives is at the 80th percentile of the competitive market data.

Our equity awards also accrue dividend equivalents, which vest on the same schedule as the underlying award and are settled in cash, and therefore no dividend equivalents are paid on awards unless and until the underlying award becomes earned and vested.

In Feb. 2017, the Compensation Committee discussed long-term incentive compensation awards in the form of RSUs for the executive officers, including the named executive officers, and determined that for 2017, relative TSR would be kept as a performance metric for 25% of long-term incentive compensation for executive officers (the “TSR Performance-Based Award”) as a means of further aligning management incentives and stockholder interests. Additionally, a time-based award (the “Time-Based Award”) represented 25% of long-term incentive compensation. The Compensation Committee believed that having a limited percentage of long-term compensation allocated to time-based awards was an appropriate retention balance with our performance-based awards, while still tying executives’ interests to our stock price performance over the vesting schedule. The remaining 50% of long-term incentive compensation would be based on revenue and AFFO performance (the “Revenue-AFFO Performance-Based Award”).

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In Feb. 2017, the Compensation Committee considered proposals for performance-based RSU awards, including proposed award sizes, and granted a Revenue-AFFO Performance-Based Award, a TSR Performance-Based Award and a Time-Based Award to each of the executive officers. While the Compensation Committee approved maximum award amounts at or near the top end of the market, the Compensation Committee believed this was appropriate because achieving maximum payout under both the Revenue-AFFO Performance-Based Award and the TSR Performance-Based Award would/will require significant over-performance by Equinix. The following table presents the maximum number of RSUs that could/can be earned under each RSU award, as follows:

Name	Revenue-AFFO Performance-Based Award (#)	TSR Performance- Based Award (#)	Time Based Award (#)
Stephen Smith	17,311	8,656	8,654
Keith Taylor	7,191	3,596	3,594
Charles Meyers	7,191	3,596	3,594
Eric Schwartz	4,395	2,198	2,196
Karl Strohmeyer	4,794	2,398	2,395

Revenue-AFFO Performance-Based Awards

The Revenue-AFFO Performance-Based Awards were 100% at risk and could be earned only if Equinix achieved revenues greater than $3,830 million and AFFO greater than $1,261 million in 2017. The number of RSUs earned would then be determined linearly based on the degree of achievement of revenue and AFFO targets, from 0% of the award at or below the foregoing thresholds to 100% of the award (upon achievement of both revenue and AFFO stretch goals of at least $4,031 million and $1,329 million, respectively). Fifty percent of any earned RSUs would vest upon certification that Equinix had achieved at least the minimum revenue and AFFO goals for 2017; 25% of the earned RSUs will vest on Feb. 15, 2019; and the remaining 25% of the earned RSUs will vest on Feb. 15, 2020. The Compensation Committee deemed the one year performance period, followed by time based vesting over the following two years, appropriate given the high growth orientation of the business and the practices of peer companies with whom we compete for talent.

The revenue and AFFO goals were determined as described above under “Annual Incentive Plan” but, unlike under the 2017 incentive plan, with additional stretch goals required to be obtained in order to earn 100% of the award. The goals excluded the impact of fluctuations in foreign currencies against the foreign currency rates used in the 2017 operating plan and were subject to discretionary adjustment for losses from discontinued operations, the cumulative effect of accounting changes, acquisitions, or divestitures, integration costs, sales of assets, and/or data center expansions not contemplated by Equinix at the time of grant. Achievement was also subject to adjustment for any committed investment projects that were not funded throughout 2017. The goals, when initially approved, excluded the impact of our pending acquisition of certain data centers from Verizon and other smaller acquisitions. However, during 2017 achievement percentages were adjusted to incorporate the financial performance of the Verizon acquisition relative to the acquisition plan approved by the Board. Management asks the Compensation Committee to evaluate the inclusion of acquisitions that close after approval of incentive compensation on a case by case basis for incorporation into the achievement calculation based on the acquisition’s performance relative to the Board-approved acquisition plan.

As described above, in calculating performance under the Revenue-AFFO Performance-Based Awards, we achieved revenues of approximately $4,055 million and AFFO of approximately $1,394 million for 2017. On recommendation of management, the Compensation Committee chose to recognize only a portion of the Verizon results in calculating the stretch achieved under the Revenue-AFFO Performance-Based Awards. The certification of this performance triggered the Revenue-AFFO Performance-Based Awards at 96% of the maximum award, with 50% vesting immediately and the remainder vesting into 2020 as described above.

TSR Performance-Based Awards

The number of shares earned under the TSR Performance-Based Awards will be determined based on the TSR of Equinix’s common stock (“EQIX”) against the Russell 1000 over a three-year period, calculated using the 30-day

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trading averages for both EQIX and the Russell 1000 prior to the start (Jan. 1, 2017) and end (Dec. 31, 2019) of the performance period. The number of RSUs vesting under the TSR Performance-Based Awards scale up or down such that the target shares increase or decrease by 2% for every 1% that Equinix’s TSR exceeds or falls below the Russell 1000. Vesting will occur in early 2020 upon certification of TSR over the performance period.

Time-Based Awards

Shares issuable under the Time-Based Awards vest in three equal tranches on the first trading day that coincides with or follows Jan. 15th in each of 2018, 2019 and 2020.

Severance, Change-in-Control and Other Post-Employment Programs

As described in detail under “Potential Payments Upon Termination or Change-in-Control” in this proxy statement, we have entered into a severance agreement as a part of each named executive officer’s offer of employment which provides for a cash severance payment and benefits in the event his or her employment is terminated for any reason other than cause or he or she voluntarily resigns under certain circumstances as described in the agreement. In the case of Mr. Meyers, Mr. Schwartz and Mr. Strohmeyer, these agreements provide for severance payments and benefits only if the termination or voluntary resignation occurs in connection with a change-in-control of Equinix. In the case of Mr. Taylor, the severance benefits are not contingent upon a change-in-control. Similarly, before his departure, Mr. Smith’s benefits were not contingent upon a change-in-control. The severance agreements of Mr. Meyers, Mr. Schwartz and Mr. Strohmeyer also specify that they cannot voluntarily resign for four months following a change-in-control of Equinix and still trigger the benefits under the severance agreement. This “stay-put” clause was requested by the Compensation Committee to require that these named executive officers stay to assist with any transition after a change-in-control. Mr. Smith’s severance agreement also provided that any restricted stock outstanding on the date of termination of employment would vest pro rata as to any partially completed installment. All of the severance agreements have a three-year term and none provide for tax gross-ups. The severance program is a competitive element of executive recruitment and compensation and allows for a temporary source of income in the event of an executive officer’s involuntary termination of employment. In addition, in the case of executive officers with agreements contingent on a change-in-control, the program is also designed to keep these executive officers focused on a transaction designed to benefit stockholders, even if a job loss may result. Mr. Schwartz also has an employment agreement with our Netherlands subsidiary in connection with his international assignment.

RSU awards granted to our named executive officers vest as to 50% of the outstanding unvested portion of such awards in connection with an involuntary termination or voluntary resignation for good reason under certain circumstances, within 12 months following a change-in-control, in the case of an involuntary termination, and between the date that is four months following a change-in-control and the date that is 12 months following a change-in-control, in the case of a voluntary resignation for good reason. We believe some provision for acceleration of equity awards in connection with employment terminations around a change-in-control protects the stockholders’ interests by encouraging our executive officers to continue to devote their attention to their duties and to facilitate an acquisition with minimized distraction, and by neutralizing bias the executive officers might have in evaluating acquisition proposals that could result in a loss of equity compensation. In addition, we believe that the events triggering payment, both a change-in-control and an involuntary termination of employment, and then only when there is no misconduct by the executive officer, are reasonable hurdles for the ensuing rewards.

RSU awards granted to our employees, including our named executive officers, shall vest as to the next unvested tranche of the award in the event of the death of the individual as a benefit to his or her estate; provided however, in the case of performance RSUs, that the RSUs have been earned based on actual performance results as certified by the Board or a committee thereof.

Upon his resignation, Mr. Smith did not receive any cash severance payments or acceleration of any equity awards.

Benefits and Perquisites

Retirement, life, health and other welfare benefits at Equinix are the same for all eligible employees, including the named executive officers, and are designed to be aligned to our competitive market. Equinix shares the cost of

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health and welfare benefits with all of our eligible employees and offers an employer matching contribution to participant contributions to our Section 401(k) plan, for which all employees, including the named executive officers, are eligible. In 2017, the maximum match was $7,950.

The Compensation Committee has approved an Executive Physical Program to proactively manage health risks for our executive officers.

In May 2016, the Compensation Committee approved an extension of the expatriate agreement for Mr. Schwartz in connection with his leadership role of our European business and his assignment to our EMEA headquarters in Amsterdam, the Netherlands. The term of the expatriate agreement extends through June 2019. For a complete discussion of the benefits and perquisites incurred under the expatriate agreement in 2016, see the 2017 Summary Compensation Table in this proxy statement.

None of our named executive officers received tax gross-ups or other amounts during 2017 for the payment of taxes in connection with other compensation payments, with the exception of Mr. Schwartz in connection with his overseas assignment. For further information, see the 2017 Summary Compensation Table in this proxy statement.

Accounting and Tax Considerations

Accounting Considerations

Base salary and annual incentive compensation are recorded as an expense for financial reporting purposes by Equinix over the period the services are rendered by the individual employees. In terms of long-term equity compensation, the fair value of RSU awards, determined as of their grant date, is amortized as an expense for financial reporting purposes over the awards’ vesting period.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any one year with respect to certain “covered employees.” Prior to the passage of the Tax Cuts and Job Act on Dec. 22, 2017, such covered employees included our chief executive officer and any of our three other most highly compensated executive officers (excluding our chief financial officer), and there was an exemption to the $1 million limitation for performance-based compensation meeting certain requirements.

With the enactment of the Tax Cuts and Jobs Act, the Section 162(m) performance-based compensation exemption has been repealed and the $1 million deduction limit now applies to our chief financial officer, as well as our chief executive officer and our three other most highly compensated executive officers. Further, once an executive officer is subject to the $1 million deduction limit, this limit continues to apply to compensation paid to such executive officer at any time, including any future roles within the company, any termination or retirement payments, and payments occurring after their death. The new Tax Cuts and Jobs Act rules generally apply to us starting with our taxable year commencing Jan. 1, 2018, but the rules do not apply to compensation provided in a written binding contract in effect on Nov. 2, 2017 that is not materially modified after that date.

In 2007, 2012 and 2017, our stockholders approved performance criteria and other terms intended to permit us to grant long-term incentive awards (including performance-based RSUs) for covered employees under our Incentive Plan that would be performance-based for purposes of the exemption from the limitations of Section 162(m). However, to maintain flexibility in compensating our named executive officers, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

To the extent that we have structured performance-based RSUs to qualify for the performance-based compensation exemption under Section 162(m), due to ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, and the uncertain scope of the transition relief under the Tax Cuts and Jobs Act, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will.

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We do not expect that the elimination of this performance-based exemption to cause a substantial impact to our income tax provision.

COMPENSATION COMMITTEE REPORT

Equinix’s Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

Irving Lyons III, Chairperson

Scott Kriens

William Luby

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SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by, or paid to each individual who served as Equinix’s “principal executive officer” or Equinix’s “principal financial officer” during the fiscal year, and Equinix’s three other most highly compensated executive officers for the fiscal year (collectively, our “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Stephen Smith Former Chief Executive Officer & President(3)	2017	1,084,661	—	11,589,258	—(4)	7,950(5)	12,681,869
	2016	984,615	—	9,805,939	1,250,000	7,950	12,048,504
	2015	917,308	—	9,063,820	1,125,000	7,800	11,113,928
Keith Taylor Chief Financial Officer	2017	639,231	—	4,813,922	650,000	7,950(5)	6,111,103
	2016	571,538	—	4,011,574	551,000	7,950	5,142,062
	2015	538,462	—	3,509,627	472,500	7,800	4,528,389
Charles Meyers President, Strategy, Services and Innovation	2017	623,231	—	4,813,922	632,000	7,950(5)	6,077,103
	2016	601,583	—	4,011,574	546,250	7,950	5,167,357
	2015	533,269	—	3,314,312	468,000	7,950	4,323,531
Eric Schwartz President, EMEA	2017	503,148	—	2,942,001	403,456	844,757(5)	4,693,362(6)
	2016	433,186	—	2,585,547	314,259	1,247,126	4,580,118
	2015	328,271	—	2,008,041	273,000	803,546	3,412,858
Karl Strohmeyer President, Americas	2017	471,154	—	3,209,054	404,000	7,950(5)	4,092,158
	2016	459,438	—	2,852,943	337,500	7,950	3,657,831
	2015	443,654	—	2,608,181	301,000	7,800	3,360,635

1.	Reflects the aggregate grant date fair value of stock awards granted to the named executive officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. For 2017, includes the following stock awards granted to our named executive officers: (a) performance-based stock awards tied to revenue and AFFO performance for fiscal 2017, for which the amounts in this column were determined assuming earning of 100% of the maximum grant date fair value, which was determined to be the probable outcome at the time of grant; (b) performance-based stock awards tied to relative Total Shareholder Return (TSR), for which the amounts in this column represent the grant date fair value estimated using Monte Carlo simulations of the variables over the three-year performance period for such awards; and (c) service-based stock awards. See Note 12 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 26, 2018 for a discussion of the assumptions made by Equinix in determining the values of our equity awards.
2.	The amounts in this column reflect the cash bonus awards to the named executive officers under our annual incentive plan for the applicable fiscal year. The performance criteria and other terms of the 2017 annual incentive plan are discussed in greater detail in “Compensation Discussion and Analysis” in this proxy statement.
3.	In Jan. 2018, Mr. Smith resigned from all positions with Equinix and Peter Van Camp, Equinix’s executive chairman, was elected interim chief executive officer and president.
4.	Mr. Smith resigned before payment of the cash bonus award under our annual incentive plan for the applicable fiscal year.
5.	Amounts include matching contributions made by Equinix to the named executive officers’ respective 401(k) plan accounts. All Equinix U.S. employees are eligible for our 401(k) plan matching program. For Mr. Schwartz, includes the following expatriate benefits in connection with Mr. Schwartz’s assignments to the United Kingdom and the Netherlands: $289,265 in company-paid housing-related expenses, $480,354 in taxes paid on Mr. Schwartz’s behalf, net of additional amounts withheld from his other compensation, a $43,467 cost of living adjustment, a $19,102 automobile allowance, and $12,569 for miscellaneous expenses related to his assignments (such as mail forwarding, wire fees, tax preparation fees and relocation service fees). For other individuals, excludes personal benefits totaling less than $10,000.
6.	Mr. Schwartz’s salary and certain other benefits paid in local currency have been converted from euro to US dollars using an exchange rate of 1.201.

Equinix has entered into expatriate agreements with Mr. Schwartz, pursuant to which we agreed to provide benefits including an annual cost of living adjustment (with the amount subject to review periodically), company-provided housing, an automobile allowance, an educational allowance, a utilities allowance and a tax equalization provision to the extent his taxes in the United Kingdom and the Netherlands exceed the taxes he would have paid in the United States. Equinix has not entered into employment agreements with any of the other named executive officers, other than at-will offer letters. Equinix has entered into severance agreements pursuant to which each named executive officer is entitled to cash severance upon certain terminations of employment, and our named executive officers are also entitled to certain vesting acceleration benefits in connection with a change- in-control of Equinix. See the section entitled “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement for detailed information.

Equinix does not have defined benefit pension plans or non-qualified deferred compensation plans for the named executive officers.

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2017 GRANTS OF PLAN-BASED AWARDS

The table below sets forth each non-equity incentive plan award and equity award granted to Equinix’s named executive officers during fiscal year 2017.

The amounts in the column of the table relating to “Non-Equity Incentive Plan Awards” represent possible payouts under our 2017 annual incentive plan. Our 2017 annual incentive plan provided for target bonuses if Equinix achieved the revenue and AFFO goals in its 2017 operating plan. Under the 2017 annual incentive plan, the revenue goal was weighted at 50% and the AFFO goal was weighted at 50%. For every 1% below operating plan for revenue, the revenue portion of the incentive plan pool was subject to reduction by 20%, and for every 1% below operating plan for AFFO, the AFFO portion of the incentive plan pool was subject to reduction by 20%, such that no bonuses were payable if revenue and AFFO were each 95% or less than the operating plan target. Actual amounts earned and paid for fiscal 2017 performance are set forth in the Summary Compensation Table above.

The amounts in the “Equity Incentive Plan Award” column reflect two different types of performance-based RSU awards granted during fiscal 2017 with both service and performance vesting requirements. With respect to the first grant, none of these RSUs would be earned unless Equinix achieved greater than 95% of both revenue and AFFO goals for 2017, with the actual number of RSUs (ranging from the “threshold” to the “maximum” amounts in the table) based on the extent to which Equinix achieved the goals. The earned RSUs would then vest, subject to continued service as follows: 50% in Feb. 2018 and an additional 25% in each of Feb. 2019 and Feb. 2020. As further described in “Compensation Discussion and Analysis” above, in Feb. 2018, our Compensation Committee determined that the number of RSUs earned was at 96% of the maximum level, based on our achievement of our 2017 revenue and AFFO goals. The second grant reflects RSUs that may be earned based on achievement of relative TSR for the three-year period from 2017 through 2019, as further described above in “Compensation Discussion and Analysis.” The extent to which these RSUs are earned will be determined in early 2020, at which time they will vest to the extent earned. For 2017, the Committee also approved time-based RSUs, which vest over three years in equal annual installments.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Target/Maximum(1) ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen Smith	n/a	1,430,000
	02/16/2017(3)		—	14,368	17,311		6,460,119
	02/16/2017(4)		1,731	4,328	8,656		1,899,640
	02/16/2017(5)					8,654	3,229,500
Keith Taylor	n/a	650,000
	02/16/2017(3)		—	5,969	7,191		2,683,537
	02/16/2017(4)		719	1,798	3,596		789,176
	02/16/2017(5)					3,594	1,341,209
Charles Meyers	n/a	632,000
	02/16/2017(3)		—	5,969	7,191		2,683,537
	02/16/2017(4)		719	1,798	3,596		789,176
	02/16/2017(5)					3,594	1,341,209
Eric Schwartz	n/a	391,000
	02/16/2017(3)		—	3,648	4,395		1,640,126
	02/16/2017(4)		440	1,099	2,198		482,372
	02/16/2017(5)					2,196	819,503
Karl Strohmeyer	n/a	404,000
	02/16/2017(3)		—	3,979	4,794		1,789,025
	02/16/2017(4)		480	1,199	2,398		526,263
	02/16/2017(5)					2,395	893,766

1.	Because each individual’s target bonus is a specified percentage of base salary, the target bonus amount in this table is based on the annual base salary in effect at the end of the year when bonuses are calculated.

Equinix 2018 Proxy Statement • EXECUTIVE COMPENSATION AND RELATED INFORMATION	32

2.	The amounts in this column represent the aggregate grant date fair value of the equity awards calculated in accordance with FASB ASC Topic 718. See Note 1 under the Summary Compensation Table. Also see Note 12 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 26, 2018 for a discussion of the assumptions made by Equinix in determining the grant date fair values of our equity awards.
3.	These are performance-based RSUs eligible to be earned based on revenue and AFFO goals for fiscal 2017, as further described above.
4.	These are performance-based RSUs eligible to be earned based on relative TSR over a three-year period, as further described above.
5.	These time-based RSUs vest over three years in equal annual installments on Jan. 15 of each of 2018, 2019 and 2020.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table sets forth information regarding all unvested stock awards held by each of our named executive officers as of Dec. 31, 2017. None of our named executive officers held outstanding stock options at Dec. 31, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Stephen Smith
	5,774	(2)	2,616,892
	9,095	(3)	4,122,036
	17,311	(4)	7,845,691
	3,848	(5)	1,743,991
	6,061	(6)	2,746,966
	8,654	(7)	3,922,166
	11,548	(8)	5,233,785
				9,096	(9)	4,122,489
				8,656	(10)	3,923,072
Keith Taylor
	2,235	(2)	1,012,947
	3,721	(3)	1,686,432
	7,191	(4)	3,259,105
	1,489	(5)	674,845
	2,479	(6)	1,123,532
	3,594	(7)	1,628,873
	4,470	(8)	2,025,893
				3,720	(9)	1,685,978
				3,596	(10)	1,629,779
Charles Meyers
	2,111	(2)	956,747
	3,721	(3)	1,686,432
	7,191	(4)	3,259,105
	1,407	(5)	637,681
	2,479	(6)	1,123,532
	3,594	(7)	1,628,873
	4,222	(8)	1,913,495
				3,720	(9)	1,685,978
				3,596	(10)	1,629,779
Eric Schwartz
	1,279	(2)	579,668
	2,398	(3)	1,086,822
	4,395	(4)	1,991,902
	852	(5)	386,143
	1,598	(6)	724,246
	2,196	(7)	995,271
	2,558	(8)	1,159,337
				2,398	(9)	1,086,822
				2,198	(10)	996,178
Karl Strohmeyer
	1,661	(2)	752,798
	2,646	(3)	1,199,220
	4,794	(4)	2,172,737
	1,107	(5)	501,715
	1,763	(6)	799,027
	2,395	(7)	1,085,462
	3,324	(8)	1,506,503
				2,646	(9)	1,199,220
				2,398	(10)	1,086,822

Equinix 2018 Proxy Statement • EXECUTIVE COMPENSATION AND RELATED INFORMATION	33

1.	Computed in accordance with Securities and Exchange Commission rules as the number of unvested units (which include accrued dividend equivalent units) multiplied by the closing price of Equinix’s common stock on the last trading day at the end of the 2017 fiscal year, which was $453.22 on Dec. 29, 2017. The actual value realized by the officer will depend on whether the award vests and the future performance of Equinix’s common stock.
2.	These performance-based units were granted in fiscal 2015 and were eligible to be earned depending on whether and to what extent Equinix achieved both its 2015 revenue and AFFO goals. These share numbers reflect the maximum amount actually earned for performance during fiscal 2015, as determined in Feb. 2016, with 50% of the RSUs vesting in Feb. 2016 and 25% of the RSUs vesting in each of Feb. 2017 and Feb. 2018.
3.	These performance-based units were granted in fiscal 2016 and were eligible to be earned depending on whether and to what extent Equinix achieved both its 2016 revenue and AFFO goals. These share numbers reflect the maximum amount actually earned for performance during fiscal 2016, as determined in Feb. 2017, with 50% of the RSUs vesting in Feb. 2017 and 25% of the RSUs vesting in each of Feb. 2018 and Feb. 2019.
4.	These performance-based units were granted in fiscal 2017 and were eligible to be earned depending on whether and to what extent Equinix achieved both its 2017 revenue and AFFO goals. These share numbers reflect the maximum amount actually earned for performance during fiscal 2017, as determined in Feb. 2018, with 50% of the RSUs vesting in Feb. 2018 and 25% of the RSUs vesting in each of Feb. 2019 and Feb. 2020.
5.	These time-based units were granted in fiscal 2015 and vest, subject to continuous service throughout the vesting period, in three equal annual installments with the remaining unvested amount vesting on Jan. 15, 2018.
6.	These time-based units were granted in fiscal 2016 and vest, subject to continuous service throughout the vesting period, in three equal annual installments with the remaining unvested amount vesting on Jan. 15 of each of 2018 and 2019.
7.	These time-based units were granted in fiscal 2017 and vest, subject to continuous service throughout the vesting period, in three equal annual installments on Jan. 15 of each of 2018, 2019 and 2020.
8.	These performance-based units were granted in fiscal 2015 and were eligible to be earned depending on meeting a relative TSR goal for the three-year period ending Dec. 31, 2017. The share numbers in this table represent the maximum potential payout. The units vested in Jan. 2018 upon determination by our Compensation Committee.
9.	These performance-based units were granted in fiscal 2016 and were eligible to be earned depending on meeting a relative TSR goal for the three-year period ending Dec. 31, 2018. The share numbers in this table represent the maximum potential payout. The units will vest in early 2019 upon determination by our Compensation Committee.
10.	These performance-based units were granted in fiscal 2017 and were eligible to be earned depending on meeting a relative TSR goal for the three-year period ending Dec. 31, 2019. The share numbers in this table represent the maximum potential payout. The units will vest in early 2020 upon determination by our Compensation Committee.

2017 OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares of restricted stock or RSUs that vested during fiscal year 2017. None of our named executive officers acquired shares upon exercise of options during fiscal year 2017.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Stephen Smith	30,411	11,490,271
Keith Taylor	11,969	4,521,290
Charles Meyers	13,191	5,169,542
Eric Schwartz	7,222	2,727,127
Karl Strohmeyer	6,218	2,341,724

1.	Value realized is based on the fair market value of our common stock on the vesting date, multiplied by the number of shares or units vested, and does not necessarily reflect proceeds actually received by the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Agreements

We have entered into severance agreements with each of our named executive officers. Under his severance agreement, Mr. Taylor is entitled to benefits if Equinix terminates his employment for any reason other than cause or he voluntarily resigns for good reason. Following a change-in-control, Mr. Taylor may not resign for good reason for a four-month period. During his employment with Equinix, Mr. Smith had the same severance agreement as Mr. Taylor. Our other named executive officers are entitled to severance benefits only if Equinix terminates their employment for any reason other than cause within 12 months after a change-in-control or if they resign for good reason during the period beginning four months after a change-in-control and ending 12 months after a change-in-control.

In the event of a qualifying termination, these severance agreements provide for the following benefits if the officer signs a general release of claims:

•	A lump sum severance payment equal to 100% of the officer’s annual base salary and target bonus (at the annual rate in effect immediately prior to the actions that resulted in the qualifying termination).

Equinix 2018 Proxy Statement • EXECUTIVE COMPENSATION AND RELATED INFORMATION	34

•	If the officer elects to continue health insurance coverage under COBRA, then Equinix will pay the officer’s monthly premium under COBRA for up to the 12-month period following cessation of the officer’s employment.
•	Under Mr. Smith’s agreement only, his restricted stock awards would vest pro rata with respect to the installment that would otherwise vest on the vesting date following his termination date, subject to any performance criteria applicable to a performance-vesting award having been met as of his termination date.

In addition, for terminations following a change-in-control, the officers may be eligible for accelerated vesting of equity as described below under “Equity Vesting Acceleration.”

The severance agreements also contain non-solicitation, non-competition (during employment with Equinix), cooperation and non-disparagement covenants.

The following definitions are used in the severance agreements with our named executive officers:

•	In the case of Mr. Smith and Mr. Taylor, “good reason” means:

•	a material diminution in the officer’s authority, duties or responsibilities;
•	a material reduction in the officer’s level of compensation (including base salary and target bonus) other than pursuant to a company-wide reduction of compensation where the reduction applicable to the officer is substantially equal, on a percentage basis, to the reduction of the other executive officers;
•	a relocation of the officer’s place of employment by more than 30 miles without the officer’s consent; or
•	in the case of Mr. Smith only, a breach of his offer letter or severance agreement by Equinix or the failure of any successor to assume those agreements.

•	In the case of the other named executive officers, “good reason” means:

•	a material diminution in the officer’s authority, duties or responsibilities, provided, however, if by virtue of Equinix being acquired and made a division or business unit of a larger entity following a change-in- control, the officer retains substantially similar authority, duties or responsibilities for such division or business unit of the acquiring corporation, but not for the entire acquiring corporation, such reduction in authority, duties or responsibilities shall not constitute good reason;
•	a 10% or greater reduction in the officer’s average level of compensation over the prior three calendar years, determined based on salary, target bonus and the FASB ASC Topic 718 grant value of any equity awards; or
•	a relocation of the officer’s place of employment by more than 30 miles without the officer’s consent.

•	“Cause” includes the officer’s unauthorized use or disclosure of trade secrets which causes material harm to Equinix, the officer’s conviction of, or a plea of “guilty” or “no contest” to a felony or the officer’s gross misconduct.
•	The definition of “change-in-control” in the severance agreements with our named executive officers is the same definition as in our 2000 Equity Incentive Plan, described below.

In May 2013, we entered into a revised expatriate agreement with Mr. Schwartz pursuant to which he agreed to relocate to the Netherlands for approximately three years to serve in the role of president, EMEA. Mr. Schwartz also has an employment agreement with our Netherlands subsidiary in connection with his international assignment to the Netherlands. Pursuant to this employment agreement, if Mr. Schwartz is terminated by Equinix from the role of president, EMEA, he is guaranteed a fixed term of employment until July 31, 2018 as a consultant on European affairs. The role shall be at a work location in the Netherlands with an annual salary of EUR 60,000. Such role shall not entitle Mr. Schwartz to any annual or long-term incentive compensation. In the event of a change-in-control of Equinix, if Mr. Schwartz is entitled to benefits under both his severance agreement and his employment agreement with our Netherlands subsidiary, he will not be eligible to receive both, but payments under one will offset payments made under the other. In addition, if we terminate Mr. Schwartz’s employment during the assignment for any reason other than cause, or if Mr. Schwartz resigns and promptly returns to the United States, we will pay the transportation costs to bring Mr. Schwartz, his family and his household goods back to the United States. Mr. Schwartz may also be entitled to statutory severance under Netherlands law. In May of 2016 the Compensation Committee extended this agreement through 2019.

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The following table estimates the amount of compensation and benefits payable to each of our named executive officers under the severance agreements described above as if their employment terminated upon a qualifying termination on Dec. 31, 2017, the last business day of the last fiscal year.

Name	Base Salary Severance(1) ($)	Bonus Severance(1) ($)	COBRA Premiums(2) ($)	Acceleration of Vesting ($)		Total ($)
Stephen Smith(4)	1,100,000	1,430,000	37,032	10,269,078	(3)	12,836,110
Keith Taylor(4)	650,000	650,000	37,032	—	(5)	1,337,032
Charles Meyers(5)	632,000	632,000	37,032	—	(5)	1,301,032
Eric Schwartz(5)	460,000	391,000	31,800	—	(5)	882,800
Karl Strohmeyer(5)	475,000	404,000	37,032	—	(5)	916,032

1.	The amounts in these columns are based on the officer’s 2017 base salary at the rate in effect at year-end.
2.	The amounts in this column represent the cost of the executive’s monthly health care premium under COBRA for a 12-month period.
3.	Represents the value of pro rata vesting of Mr. Smith’s equity awards under his severance agreement, using the closing price of our common stock of $453.22 on Dec. 29, 2017, the last trading day of the year. Excludes accelerated vesting for termination following a change-in-control under our equity award documents as described below.
4.	Assumes a voluntary resignation for good reason or involuntary termination of employment for any reason other than cause.
5.	Assumes a change-in-control followed by a voluntary resignation for good reason or involuntary termination of employment for any reason other than cause (or, in the case of Mr. Schwartz, if severance is triggered under his expatriate agreement). Excludes accelerated vesting for termination following a change-in-control under our equity award documents as described below.

Equity Vesting Acceleration

Pursuant to our 2000 Equity Incentive Plan, upon a change-in-control of Equinix, if the surviving corporation refuses to assume outstanding equity awards or replace them with comparable awards, each equity award will become fully vested. If equity awards are assumed, our named executive officers’ awards have the following provisions:

•	If the named executive officer is terminated without cause within 12 months after a change-in-control or in the event of certain voluntary resignations for good reason during the period beginning four months after a change-in-control and ending 12 months after a change-in-control, RSU awards will vest as to 50% of the outstanding unvested portion of such awards.
•	In the event of a change-in-control before the end of the performance period of the awards based on financial performance, each such award shall no longer be dependent on achievement of the financial performance goals, but shall instead convert to a time-based award with 50% of the target number of RSUs under the award vesting on Feb. 15 of the following year and 25% vesting on each Feb. 15 thereafter.
•	Our performance-based RSUs dependent on TSR performance will be deemed to be earned at the change- in-control based on performance for a shortened period ending before the change-in-control, but subject to time-based vesting through the end of the original performance period.
•	RSU awards granted to our employees, including our named executive officers, shall vest as to the next unvested tranche of the award in the event of the death of the individual as a benefit to his or her estate; provided, however, in the case of performance RSUs, that the RSUs have been earned based on actual performance results, as certified by the Board or a committee thereof.

The following definitions apply to our named executive officers’ equity awards: A “change-in-control” includes:

•	a merger of Equinix after which our stockholders own less than 50% of the surviving corporation or its parent company;
•	a sale of all or substantially all of our assets;
•	a proxy contest that results in the replacement of more than half of our directors over a 24-month period; or
•	an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to Equinix, such as a holding company owned by our stockholders.

The definitions of “cause” and “good reason” are the same as in the severance agreements described above.

Equinix 2018 Proxy Statement • EXECUTIVE COMPENSATION AND RELATED INFORMATION	36

The following table estimates the value of the potential vesting acceleration for each named executive officer in connection with a change-in-control or termination of employment following a change-in-control. We have assumed for this purpose that both the change-in-control and termination of employment occurred on Dec. 31, 2017, the last business day of our last fiscal year.

Name	Vesting Upon Involuntary Termination Following a CIC(1) ($)	Vesting if Equity Awards Not Assumed or Substituted Following a CIC(1) ($)
Stephen Smith	21,020,226	34,190,681
Keith Taylor	8,449,761	13,861,135
Charles Meyers	8,262,581	13,655,374
Eric Schwartz	5,107,073	8,475,595
Karl Strohmeyer	5,991,532	9,723,763

1.	The value was calculated by multiplying the number of unvested awards as of Dec. 31, 2017 by $453.22, which was the closing price of Equinix’s common stock on Dec. 29, 2017, the last trading day of the year. For awards subject to meeting revenue and AFFO performance criteria for the year ended Dec. 31, 2017, the calculation of the unvested portion reflects the actual performance for such year at 96% of the maximum level. For awards subject to meeting a relative TSR goal for the three-year period ending Dec. 31, 2017, assumes the actual performance for such award at 200% of the target award. For awards subject to meeting relative TSR goals for the three-year periods ending Dec. 31, 2018 and Dec. 31, 2019, assumes the maximum amount would have been earned based on a shortened performance period ending Dec. 31, 2017, if a change-in-control had occurred at such time.

Compensation policies and practices risk assessment

We conducted a risk assessment of our compensation programs and presented the results to our Compensation Committee. The Compensation Committee considered the findings of the assessment and agreed with management’s conclusion that our compensation programs do not create excessive or inappropriate risks for Equinix. Our assessment involved a review of our material compensation arrangements, policies and practices for the purpose of identifying inherent risks and program features that mitigate or eliminate those risks. Factors that support this conclusion include the following:

•	Overall mix of short- and long-term incentives, as well as a mix of fixed and variable compensation.
•	Base pay is fixed and targeted at the 50th percentile of market for all employees. Our competitive base pay supports our goal of attracting and retaining employees while still representing an efficient use of our resources. There is an annual market analysis and alignment with this objective, and Equinix’s annual salary increase budget is approved by the Compensation Committee. Individual performance is also considered in setting base pay.
•	Short-term incentive compensation is earned under our annual incentive plan, which in 2018 will be funded based upon our performance against equally weighted revenue and AFFO targets. We mitigate the risk of manipulation of financial results through a combination of strict internal controls and plan design, including a cap on bonus payouts and the fact that actual payouts are based on individual performance. In addition, for our executives, short-term incentive compensation represents a modest portion of total compensation.
•	Long-term incentive compensation consists of RSUs. For non-executives, RSUs are granted with time-based vesting. For executives, RSUs are granted with both performance and time-based vesting elements. These awards compose the greatest portion of total compensation for our executives. Individual performance is considered in sizing the awards and award sizes are capped. For 2018, the performance elements for one-half of an executive’s annual RSU grant consist of both revenue and AFFO achievement targets. Use of these two metrics ensures that executives are motivated to meet revenue targets while keeping costs contained. The risk of manipulation of financial results is also mitigated by strict internal controls. If the targets are met, the awards continue to vest over the next two years, offsetting the risk of short-term decision-making. The performance element for one-fourth of the RSUs consists of TSR achievement over a three-year period. If the three-year target is met, the awards vest fully, offsetting the risk of short-term decision-making and aligning the interests of executives with stockholders. The remaining one-fourth of the RSUs vest based on time only to align Equinix’s executive compensation program more closely to market practice.
•	In 2012, the Governance Committee approved stock ownership guidelines for our chief executive officer and his direct reports. The target ownership level for our chief executive officer is three times their annual salary; for all others the target ownership level is one time their annual salary.

Equinix 2018 Proxy Statement • EXECUTIVE COMPENSATION AND RELATED INFORMATION	37

•	In 2016, the Compensation Committee adopted a policy on recoupment of incentive compensation which applies to our executive officers (as defined by applicable securities laws).
•	The Compensation Committee, comprised of independent members of the Board, approves all compensation for executives in its discretion. The Compensation Committee is advised by an independent consultant.

Compensation committee interlocks and insider participation

None of the members of the Compensation Committee was at any time during the 2017 fiscal year or at any other time an officer or employee of Equinix. No executive officer of Equinix serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee of Equinix.

Equity compensation plan information

The following table provides information as of Dec. 31, 2017, with respect to shares of our common stock issuable under our existing equity compensation plans:

	A		B	C
	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in Column A
Equity compensation plans approved by security holders(1)	1,310,194	(2)(3)	$0.38 (4)	6,194,488 (5)
Equity compensation plans not approved by security holders	—		N/A	260,498
Total	1,310,194		$0.38	6,454,986

1.	On each Jan. 1, commencing on Jan. 1, 2001 and continuing through Jan. 1, 2010, the number of shares reserved for issuance under the following equity compensation plans were automatically increased as follows: the 2000 Equity Incentive Plan was automatically increased by the lesser of 6% of the then-outstanding shares of common stock or 6.0 million shares and the 2000 Director Option Plan was automatically increased by 50,000 shares of common stock. On each Jan. 1, commencing on Jan. 1, 2005 and continuing through Jan. 1, 2015, the 2004 Employee Stock Purchase Plan was automatically increased by the lesser of 2% of the then-outstanding shares of common stock or 500,000 shares.
2.	Includes 1,303,891 unissued shares subject to outstanding RSUs.
3.	Includes 1,007 stock options assumed pursuant to our acquisition of Switch & Data Facilities Company, Inc., effective Apr. 30, 2010. No additional stock options, RSUs, or any other equity awards are issuable pursuant to the Switch and Data 2007 Stock Incentive Plan, including upon the cancellation of the stock options and RSUs which were assumed.
4.	The weighted-average exercise price takes into account 1,303,891 shares under approved plans issuable upon vesting of outstanding RSUs which have no exercise price. The weighted-average exercise price for options only with respect to the approved plans is $78.9746.
5.	Includes 3,265,791 shares available for future issuance under the 2004 ESPP.

The following equity compensation plan that was in effect as of Dec. 31, 2017 was adopted without the approval of our security holders:

The Equinix, Inc., 2001 Supplemental Stock Plan (the “2001 Plan”) was adopted by the Board on Sept. 26, 2001. We have reserved 1,494,275 shares of common stock for issuance under the 2001 Plan, under which non-statutory stock options and restricted shares may be granted to non-executive officer employees and consultants of ours or any parent or subsidiary corporation. Options granted under the 2001 Plan must have an exercise price equal to no less than 85% of the fair market value on the date of grant; however, as of Dec. 31, 2017, all options granted under the 2001 Plan have an exercise price equal to 100% of the fair market value on the date of grant. As of Dec. 31, 2017, options to purchase zero shares of common stock were outstanding under the 2001 Plan, 260,498 shares remained available for future grants, and options covering 1,233,777 shares had been exercised. Pursuant the 2001

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Plan, upon a change-in-control of Equinix, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award. Any options or shares of restricted stock, granted prior to Feb. 2008, which are assumed or replaced in the transaction and do not otherwise accelerate at that time, will become fully vested if the holder is subject to an involuntary termination within 18 months following the change-in-control. The Board may amend or terminate the 2001 Plan at any time, and the 2001 Plan will continue in effect indefinitely, unless the Board decides to terminate the plan earlier.

Section 16(a) beneficial ownership reporting compliance

The members of the Board, the executive officers of Equinix, and persons who hold more than 10% of Equinix’s outstanding common stock (“Section 16 Insiders”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of Equinix’s common stock and their transactions in such common stock. Based on (i) the copies of Section 16(a) reports filed for the members of the Board and the executive officers for their 2017 fiscal year transactions in common stock and their common stock holdings and (ii) the written representations received by such persons, Equinix believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by Section 16 Insiders.

CEO to median employee pay ratio

Our CEO to Median Employee pay ratio is approximately 107:1 and was calculated in accordance with Item 402(u) of Regulation S-K. We believe this ratio to be a reasonable estimate, based upon the assumptions and adjustments described below.

We identified the employee with compensation at the median of the annual total compensation of all of our employees (the “Median Employee”) by examining the calendar year total cash compensation between Jan. 1, 2017 and Dec. 31, 2017 (using Dec. 31, 2017 as the “Median Employee Determination Date”), including salary or wages plus overtime and any cash incentive compensation paid during 2017, for generally all individuals, excluding our chief executive officer who were employed by us (including our consolidated subsidiaries) on the Median Employee Determination Date, whether employed on a full-time, part-time, seasonal or temporary basis, subject to the application of the “de minimis exemption” and the “acquisition exemption” as described below.

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using FX rates in effect on the Median Employee Determination Date.

For employees on a leave of absence we calculated compensation on an annualized basis. However, we did not include employees who were absent on an unpaid leave of absence and received no salary or wages for the entire measurement period, i.e., all of 2017 (16 employees).

For employees hired between Jan. 1, 2017 and the Median Employee Determination Date we calculated their salary or wages as if they had been employed for the entire measurement period.

The de minimis exemption allows us to exclude up to 5% of our total employees who are non-U.S. employees. Our total number of employees, including U.S. and non-U.S. employees, and including employees hired through a business combination or acquisition, was 7,401 on the Median Employee Determination Date, and we used this number to calculate the maximum number of employees excludable under the de minimis exemption. Accordingly, in identifying the Median Employee, we used the de minimis exemption to exclude the following approximate numbers of employees who are employed in the following countries: Bulgaria (11 employees), China (114 employees), Colombia (30 employees), Finland (34 employees), India (1 employee), Indonesia (2 employees), Italy (35 employees), Poland (43 employees), South Korea (3 employees) and Turkey (52 employees).

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Under the acquisition exemption, which allows us to exclude employees hired in a business combination or acquisition, we have also excluded employees from Spain (238 employees) and Portugal (7 employees), acquired through our acquisition of Itconic, which closed in Oct. 2017.

After identifying the Median Employee based on the methodology above, we calculated annual total compensation for such Median Employee using the same methodology we use to calculate the amount reported for our named executive officers in the “Total” column of the 2017 Summary Compensation Table, set forth elsewhere in this proxy statement.

As disclosed in the 2017 Summary Compensation Table, the annual total compensation for fiscal year 2017 for our then current chief executive officer was $12,681,869. The annual total compensation for the Median Employee for fiscal year 2017 was $119,045. The resulting ratio of our then current chief executive officer annual total compensation to the annual total compensation of our Median Employee for fiscal year 2017 is approximately 107:1.

However, as supplemental information, we note that had our chief executive officer not resigned in Jan. 2018 before payment of his cash bonus award under our 2017 annual incentive plan, his annual total compensation for fiscal 2017 would have been $14,111,869 and the resulting ratio of the chief executive officer annual total compensation to that of our Median Employee for fiscal year 2017 would have been approximately 119:1.

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AUDIT

PROPOSAL 3 — Ratification of independent registered public accountants

Equinix is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Equinix’s independent registered public accounting firm for the fiscal year ending Dec. 31, 2018. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers.

If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Equinix and its stockholders.

PricewaterhouseCoopers has audited Equinix’s financial statements since 2000. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Aggregate fees for professional services rendered for Equinix by PricewaterhouseCoopers for the years ended Dec. 31, 2017 and 2016 were:

	Dec. 31,
	2017	2016
Audit	$9,233,022	$7,137,830
Audit-related	$826,300	$734,500
Tax	$50,000	$3,300
Other	$45,000	$122,000
Total	$10,154,322	$7,997,630

Audit fees for the years ended Dec. 31, 2017 and 2016 were for professional services rendered for the audits of the consolidated financial statements of Equinix and the financial statements of certain of its subsidiaries, including the impact of Equinix’s acquisitions during both years.

The Audit-related fees for the years ended Dec. 31, 2017 and 2016 were for assurance and related accounting and advisory services related to public financings, review of documents filed with the Securities and Exchange Commission in the U.S. and with the Federal Financial Supervisory Authority in Germany, and financial diligence related to acquisitions during both years.

The Tax fees for the years ended Dec. 31, 2017 and 2016 were for professional services rendered to meet certain tax-related regulatory requirements.

The Other fees for the years ended Dec. 31, 2017 and 2016 were for attest procedures in connection with Outsource Service Provider audits and licensed software tools used for financial reporting in both years.

The Board recommends a vote “FOR” proposal 3

Equinix 2018 Proxy Statement • AUDIT	41

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

While Equinix’s management has primary responsibility for preparing Equinix’s financial statements and maintaining Equinix’s financial reporting process, the Audit Committee serves as the representative of the Board for general oversight of Equinix’s financial accounting and reporting process, system of internal control, audit process, process for monitoring compliance with laws and regulations, and Equinix’s Code of Ethics for the chief executive officer and senior financial officers. The Audit Committee also provides counsel to management and the independent registered public accounting firm, PricewaterhouseCoopers, on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee annually appoints an independent registered public accounting firm to express an opinion on the financial statements and on Equinix’s internal control over financial reporting based on an integrated audit.

Additionally, on a quarterly basis, the Audit Committee reviews with management and the independent registered public accounting firm Equinix’s audited financial statements or unaudited interim financial statements and the related earnings announcement before their public release, and receives updates on, among other things, accounting policy and estimate changes, implementation of new accounting standards, significant or unusual accounting transactions and significant estimates.

The Audit Committee also oversees the responsibilities, budget, staffing and effectiveness of Equinix’s internal audit function, called Business Assurance Services (“BAS”), and the head of BAS reports directly to the Audit Committee.

While the Governance Committee has primary responsibility for risk oversight at the Board level, the Audit Committee also plays a role in overseeing Equinix’s exposure to risk—particularly major financial risk—as described in “Board Risk Oversight” elsewhere in this proxy statement.

The Audit Committee has the opportunity to meet in a private session every meeting with each of (i) the independent registered public accounting firm, (ii) Equinix’s head of BAS and (iii) management.

During fiscal year 2017, the Audit Committee consisted of Messrs. Bartlett, Hromadko and Paisley. Mr. Paisley is the Audit Committee’s chairperson and both Mr. Bartlett and Mr. Paisley are considered financial experts. The Audit Committee held 10 meetings during the last fiscal year.

In this context, the Audit Committee hereby reports as follows:

a)	The Audit Committee has reviewed and discussed the audited financial statements with Equinix’s management and the independent registered public accounting firm.
b)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Codification of Statements on Auditing Standard No. 61, as adopted by the Public Company Accounting Oversight Board.
c)	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board. The letter concerns the independent auditors’ communications with the Audit Committee about the registered accounting firm’s independence, which the committee has discussed with the firm.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee approved the audited financial statements and recommended that the audited financial statements be included in Equinix’s Annual Report on Form 10-K, for the fiscal year ended Dec. 31, 2017, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers as Equinix’s independent registered public accounting firm.

Each of the members of the Audit Committee is independent as such term is defined under the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ Stock Market.

The Audit Committee:

Christopher Paisley, Chairperson

Thomas Bartlett

Gary Hromadko

Equinix 2018 Proxy Statement • AUDIT	42

STOCKHOLDER PROPOSAL

PROPOSAL 4 — Stockholder proposal regarding proxy access reform

We have been advised that John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, who has indicated that he has beneficially owned the requisite amount of Equinix common stock for more than one year, intends to present the proposal below (the “Proxy Access Reform Proposal”) at the Annual Meeting.

The Board of Directors opposes the following Proxy Access Reform Proposal for the reasons stated after the proposal.

Proposal 4—Enhance Shareholder Proxy Access

RESOLVED: Stockholders ask the board of directors to amend its proxy access bylaw provisions and any associated documents, to include the following changes for the purpose of decreasing the average amount of Company common stock the average member of a nominating group would be required to hold for 3- years to satisfy the aggregate ownership requirements to form a nominating group and to increase the possible number of proxy access director candidates:

•	No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% of common stock required to nominate directors under our Company’s proxy access provisions.
•	The number of shareholder-nominated candidates eligible to appear in proxy materials will be 25% of Directors (rounded down) but not less than 2.

Even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the current 3% criteria for a continuous 3-years at most companies according to the Council of Institutional Investors. This proposal addresses the contradiction that our company now has with proxy access for only the largest shareholders who are probably the least likely shareholders to use it.

For 20 shareholders to make use of our current proxy access—the average holding for such a group of 20 Equinix shareholders would be $51 million each. Yet it might take an average current holding of $102 million or $153 million each when any stock held for less than 3 continuous years is subtracted.

A more practical proxy access right would put shareholders in a better position to ask for improvement in our board of directors after the 2018 annual meeting.

For instance, 3 directors had long-tenure of 14 to 17 years.

Gary Hromadko

Peter Van Camp, Chairman of the Board

Scott Kriens

Long-tenure can impair the independence of a director no matter how well qualified. Independence is a priceless attribute in a director. These long-tenure directors controlled 67% of the Nomination Committee—including the chairmanship. Apparently Equinix shareholders expressed dissatisfaction with Chairman Peter Van Camp by casting at least 13-times as many negative votes against him compared to certain other Equinix directors.

Equinix shareholders also expressed dissatisfaction with our Lead Director, Christopher Paisley. Mr. Paisley received at least 20-times as many negative votes as certain other Equinix directors. Mr. Van Camp and Mr. Paisley, with such negative votes, controlled 67% of the Corporate Governance Committee. Mr. Paisley was potentially distracted by his work on a total of 4 Boards of Directors plus his duties on our Audit Committee.

Equinix management spent a 5-digit dollar amount to prevent us from even voting on the topic of this proposal in 2017. Meanwhile this proposal topic won substantial support at 6 major companies in 2017—including Apple.

Please vote to improve management accountability to shareholders:

Enhance Shareholder Proxy Access—Proposal 4

Equinix 2018 Proxy Statement • STOCKHOLDER PROPOSAL	43

Statement in Opposition to Proposal 4

In Mar. 2016, our Board adopted amendments to our Bylaws to implement proxy access. We believe our proxy access bylaw strikes the appropriate balance between providing our stockholders with a fair and meaningful right and process to nominate director candidates, on the one hand, and guarding against the risk of abuse by stockholders pursuing objectives that are not aligned with the interests of a majority of long-term stockholders, on the other hand. This stockholder proposal seeks the adoption of provisions that would disrupt that balance.

Under our proxy access bylaw, a stockholder (or a group of up to 20 stockholders) continuously owning at least 3% of Equinix’s outstanding shares for at least three years may nominate and include in Equinix’s proxy materials for an annual meeting director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholders and the nominees satisfy the requirements specified in our Bylaws.

The Governance Committee and the Board spent significant time evaluating the adoption of a proxy access bylaw and different potential formulations in designing a proxy access framework. Among other things, feedback was sought from our 20 largest stockholders and from independent advisors with expertise in corporate governance, and the Governance Committee and the Board considered a variety of views on proxy access. Based on the input from these large stockholders and advisors, and the assessment of the various factors and particular characteristics of Equinix, the Governance Committee and the Board concluded that the best course of action for Equinix and its stockholders was to adopt our current form of proxy access.

The changes requested by this stockholder proposal would upset the carefully considered and balanced approach reflected in our existing proxy access bylaw. Specifically:

•	The proposal requests elimination of the limitation on the number of stockholders that can aggregate their shares to meet the 3% ownership threshold and would place no limit on the size of the group. We believe that a reasonable limitation should be established to control the administrative burden and costs for Equinix, given the broad solicitation that would be required and the practical difficulties of coordinating a larger number of stockholders, and to prevent the use of proxy access by a group that includes stockholders that do not have a substantial economic stake in Equinix. According to data posted on the Council of Institutional Investors’ website, of the 436 companies that had adopted a proxy access bylaw as of July 18, 2017, approximately 89% had adopted a 20-stockholder aggregation limit, which was widely endorsed among institutional investors. The proponent also suggests that the 20-stockholder limitation could preclude proxy access by even the largest institutional investors. The proponent’s assertions are clearly inapplicable to Equinix since Equinix’s three largest stockholders held approximately 28.78% of Equinix’s outstanding shares according to regulatory filings as of Dec. 31, 2017.
•	The proposal requests an increase in the number of permitted proxy access nominees from the greater of two individuals or 20% of the Board to the greater of two individuals or 25% of the Board. Consistent with many other companies that have adopted proxy access, we limited the maximum number of permitted proxy access nominees to the greater of two individuals or 20% of the Board to provide stockholders with the opportunity to pursue meaningful representation on the Board, without risking excessive disruption to the Board’s continuity and operations or the mix of knowledge, experience and skills of the Board. We believe this limit also helps address concerns that a stockholder could use proxy access to begin the process of effecting a change in control that is not in the interest of our stockholders or to pursue special interests that are not widely supported by our stockholders.

In addition to proxy access, we have instituted a number of corporate governance best practices to promote Board accountability and provide stockholders with access to the Board, including:

•	Annual election of all directors and a director majority voting policy;
•	Seven of our eight directors are independent: our interim chief executive officer is the only management director;
•	An active stockholder outreach and engagement program;
•	Single class of voting stock and no supermajority voting provisions;
•	Stockholders’ right to call a special meeting; and
•	Stockholders’ right to act by written consent.

Equinix 2018 Proxy Statement • STOCKHOLDER PROPOSAL	44

As evidenced by the above, our Board takes matters of corporate governance seriously, and our stockholders consistently express strong support for each member of our Board through the annual election process. We encourage you to read more about our director nominees and their qualifications in the section titled “Election of Directors” elsewhere in this proxy statement.

We believe that our proxy access bylaw, together with our existing corporate governance practices, help ensure that our Board is accessible and accountable to stockholders. Our proxy access bylaw was designed to be consistent with market practice, and we believe it strikes the appropriate balance between the risks and benefits of proxy access. Accordingly, we do not believe that the changes requested by this proposal are necessary or in the best interest of our stockholders.

For the reasons set forth above, the Board unanimously recommends a vote AGAINST adoption of Proposal 4.

Required Vote

The adoption of the Proxy Access Reform Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote “AGAINST” adoption of proposal 4.

Equinix 2018 Proxy Statement • STOCKHOLDER PROPOSAL	45

ADDITIONAL INFORMATION

Voting information and attending the meeting

ATTENDING THE ANNUAL MEETING

Only persons with evidence of stock ownership or who are guests of Equinix may attend and be admitted to the Annual Meeting. Photo identification will be required (a valid driver’s license or passport is preferred). If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee, or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. For assistance with directions to our headquarters where the Annual Meeting will be held, please call +1.650.598.6000.

VOTING COMMON STOCK

On each matter to be voted upon, you have one vote for each share of common stock you own as of Apr. 13, 2018.

QUALIFYING TO VOTE

Only stockholders of record at the close of business on Apr. 13, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 79,457,772 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on Apr. 13, 2018, your shares were registered directly in your name with Equinix’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on Apr. 13, 2018, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

WAYS TO VOTE

On the matters to be voted on, including the nominees to the Board, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using a proxy card, vote by proxy over the telephone, or vote by proxy on the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
2.	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Equinix 2018 Proxy Statement • ADDITIONAL INFORMATION	46

3.	To vote over the telephone, dial toll-free (from the U.S., Canada and U.S. Territories) 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1 a.m. Central Time, on June 7, 2018, to be counted.
4.	To vote on the internet, go to www.investorvote.com/EQIX to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card or notice card. Your vote must be received by 1 a.m. Central Time, on June 7, 2018, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions from that organization, rather than from Equinix. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy card.

We provide internet proxy voting to allow you to vote your shares online with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

HOW VOTES ARE COUNTED

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” votes, “Against” votes, abstentions and broker non-votes (when shares are held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker with respect to a “non-discretionary” matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for Proposal 3 (the ratification of the appointment of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending Dec. 31, 2018), but not for the other proposals, including the election of directors.

Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals, abstentions have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for the election of directors or for Proposals 2, 3 or 4. Abstentions and broker non-votes will be counted in determining whether there is a quorum.

VOTES NEEDED TO APPROVE EACH MATTER

1.	To be elected, directors must receive a majority of the votes cast (that is, the number of shares voted “For” a director nominee must exceed the number of votes cast “Against” that nominee). If any nominee for director receives a greater number of votes “Against” his or her election than votes “For” such election, our Bylaws require that such person must immediately tender his or her resignation to the Board following certification of the vote.
2.	To be approved on an advisory non-binding basis, Proposal 2, the compensation of our named executive officers, must receive a “For” vote from the majority of shares present and entitled to vote on the proposal either in person or by proxy.

Equinix 2018 Proxy Statement • ADDITIONAL INFORMATION	47

3.	To be approved, Proposal 3, the ratification of PricewaterhouseCoopers as Equinix’s independent registered public accounting firm for the fiscal year ending Dec. 31, 2018, must receive a “For” vote from the majority of shares present and entitled to vote on the proposal either in person or by proxy.
4.	To be approved, Proposal 4, the stockholder proposal regarding proxy access, must receive a “For” vote from the majority of the shares present and entitled to vote on the proposal either in person or by proxy.

RECEIPT OF MORE THAN ONE PROXY CARD

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

RETURNING A BLANK PROXY

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director, “For” the compensation of our named executive officers, “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending Dec. 31, 2018 and “Against” the stockholder proposal related to proxy access.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

REVOKING A PROXY

You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card with a later date.
2.	You may send a written notice that you are revoking your proxy to Equinix’s Secretary at One Lagoon Drive, Redwood City, CA 94065.
3.	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

PROXY SOLICITATION

Equinix will pay for the entire cost of soliciting proxies, including the fee to D.F. King & Co., Inc., who will help us solicit proxies, of $12,500, plus expenses. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitation firm, D.F. King & Co., Inc., at +1.866.207.2356.

QUORUM REQUIREMENT

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares is represented by stockholders present at the meeting or by proxy. On the record date, there were 79,457,772 shares outstanding and entitled to vote. Thus 39,728,887 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy card or vote at the meeting.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

ANNUAL MEETING VOTING RESULTS

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published on a Current Report on Form 8-K filed within four business days after the Annual Meeting.

Equinix 2018 Proxy Statement • ADDITIONAL INFORMATION	48

INTERNET AVAILABILITY OF PROXY MATERIALS

This year, we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. We mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to certain of our stockholders. The Notice contains instructions about how to access the proxy materials over the internet or request a printed copy of the materials, and for voting over the internet or phone. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce our environmental impact, and reduce the costs associated with the printing and mailing of materials.

This proxy statement and Equinix’s annual report on Form 10-K are available online at Proxy.equinix.com. This website address is included for reference only. The information contained on the Equinix website is not incorporated by reference into this proxy statement.

Equinix 2018 Proxy Statement • ADDITIONAL INFORMATION	49

Delivery of documents to stockholders sharing an address

A number of brokers with account holders who are stockholders of Equinix will be “householding” Equinix’s proxy materials. A single set of proxy materials or Notice will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Equinix, Inc., One Lagoon Drive, Redwood City, California 94065, Attn: Stock Services, or contact Equinix Stock Services by telephone at +1.650.598.6000 and a separate proxy statement and annual report will be delivered to you promptly. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder proposals for 2019 annual meeting

Stockholders who intend to have a proposal considered for inclusion in Equinix’s proxy materials for presentation at the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to Equinix no later than Dec. 26, 2018. Pursuant to Rule 14a-4(c)    of the Exchange Act and Equinix’s Amended and Restated Bylaws, stockholders who intend to present a proposal at the 2019 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify Equinix of such proposal not earlier than Feb. 7, 2019, and not later than 5 p.m., Pacific Standard Time on Mar. 9, 2019, so long as the 2019 Annual Meeting is not advanced by more than 30 days or delayed by more than 70 days from June 7, 2019 (the anniversary date of the prior year’s annual meeting). If Equinix does not receive notification of the proposal within that time frame, it will be considered untimely, and we will not be required to present it at the 2019 Annual Meeting.

All stockholder proposals and notice of stockholder proposals should be sent to Equinix, Inc., at One Lagoon Drive, Redwood City, California 94065, Attn: Secretary. Equinix reserves the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not satisfy the conditions and rules established by the Securities and Exchange Commission.

Other matters

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Equinix will mail without charge, upon written request, a copy of Equinix’s annual report on Form 10-K for the fiscal year ended Dec. 31, 2017. Requests should be sent to Equinix, Inc., at One Lagoon Drive, Redwood City,

CA 94065, Attn: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS,

Peter Van Camp

Interim CEO and President

Executive Chairman

Equinix 2018 Proxy Statement • ADDITIONAL INFORMATION	50

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope (if applicable), or follow the instructions above to submit your proxy by telephone or on the internet. You may revoke your proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the Annual Meeting.

Equinix 2018 Proxy Statement • ADDITIONAL INFORMATION	51

EQUINIX

WHERE OPPORTUNITY CONNECTS

Corporate HQ

Main: +1.650.598.6000
Email: info@equinix.com

EMEA

Equinix (EMEA) BV
Rembrandt Tower
Amstelplein 1
1096 HA Amsterdam
Netherlands

Main: +31.20.754.0305
Email: info@eu.equinix.com

Asia-Pacific

Equinix Hong Kong Limited
Units 6501-04A & 6507-08, 65/F
International Commerce Centre
1 Austin Road West
Kowloon, Hong Kong

Main: +852.2970.7788
Email: info@ap.equinix.com

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most interconnected data centers. In 48 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies.

In a digital economy where enterprise business models are increasingly interdependent, interconnection is essential to success. Equinix operates the only global interconnection platform, sparking new opportunities that are only possible when companies come together.

© 2018 Equinix, Inc.

Equinix.com

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 7, 2018.
Vote by Internet
• Go to www.investorvote.com/EQIX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3 and AGAINST Proposal 4.
1. Election of Directors: For Withhold For Withhold For Withhold +
01—Thomas Bartlett 02—Nanci Caldwell 03—Gary Hromadko
04—Scott Kriens 05—William Luby 06—Irving Lyons, III
07—Christopher Paisley 08—Peter Van Camp
For Against Abstain For Against Abstain
2. To approve by a non-binding advisory vote the 3. To ratify the appointment of PricewaterhouseCoopers LLP as compensation of the Company’s named executive officers. the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.
4. Stockholder proposal related proxy access reform.
B Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
1UPX +
02TXCA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Equinix, Inc.
One Lagoon Drive, Redwood City, California 94065
This Proxy is Solicited on Behalf of the Board of Directors of Equinix, Inc. for the Annual Meeting of Stockholders to be held June 7, 2018
The undersigned holder of Common Stock, par value $0.001, of Equinix, Inc. (the “Company”) hereby appoints Peter Van Camp and Brandi Galvin Morandi, or either of them, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 7, 2018 at 10:30 a.m. local time, on the first floor of the Company’s headquarters located at One Lagoon Drive, Redwood City, California, 94065, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.
This proxy, when properly executed, will be voted in the manner as described herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.
PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.
(continued and to be signed on reverse side.)